UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Daylight Time on Friday, June 13, 2008

PLACE	The Crystal Ballroom at the Post Rice Lofts
909 Texas Avenue
Houston, Texas 77002

ITEMS OF BUSINESS	• To elect three Class I members of the Board of Directors to serve until the 2011 annual meeting of stockholders.
• To consider and act upon Amendment No. 3 to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan.
• To ratify the appointment of Ernst & Young LLP as our independent accountants for the 2008 fiscal year.
• To transact other business as may properly come before the Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you were a stockholder of record on April 14, 2008.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or, in certain cases, by voting on the Internet or by telephone. See details under the heading “How do I vote if I am a stockholder of record?” or “How do I vote if I am a beneficial owner?”

ELECTRONIC AVAILABILITY OF PROXY MATERIALS

We are making this Proxy Statement, including the Notice of Annual Meeting and 2007 Annual Report on Form 10-K for the year ending

December 31, 2007, available on our website at
http://www.cheniere.com/corporate/2008_annual_meeting.shtml

BY ORDER OF THE BOARD OF DIRECTORS

Anne V. Vaughan Corporate Secretary

April 28, 2008

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2008 Annual Meeting of Stockholders and any adjournment or postponement thereof.

You are invited to attend our Annual Meeting of Stockholders (“Meeting”) on June 13, 2008, beginning at 9:00 a.m., Central Daylight Time. The Meeting will be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002.

This Notice of Annual Meeting, Proxy Statement, proxy card and 2007 Annual Report on Form 10-K for the year ending December 31, 2007 are being mailed to stockholders starting April 28, 2008.

Do I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of April 14, 2008, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request with proof of your ownership of Cheniere stock as of April 14, 2008, to:

Cheniere Energy, Inc.

Attention: Investor Relations

700 Milam Street, Suite 800

Houston, Texas 77002

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Stockholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on April 14, 2008 (the “Record Date”), are entitled to receive this Notice and to vote their shares at the Meeting. As of the Record Date, there were 48,544,882 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” of those shares. The Notice of Annual Meeting, Proxy Statement, proxy card and 2007 Annual Report on Form 10-K for the year ending December 31, 2007 have been sent directly to you by Cheniere.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Annual Meeting, Proxy Statement, proxy card and 2007 Annual Report on Form 10-K for the year ending December 31, 2007 have been forwarded to you by your broker, bank or other holder of record, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

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How do I vote if I am a stockholder of record?

You may vote either by mail or in person.

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

If the prepaid envelope is missing, please mail your completed proxy card to Cheniere Energy, Inc., c/o Computershare Trust Company, N.A., P.O. Box 43102, Providence, RI 02940-5068.

In Person at the Meeting

All stockholders of record on April 14, 2008 may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person.

How do I vote if I am a beneficial owner?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

By telephone or on the Internet

The availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. You must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding questions.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m., at our offices at 700 Milam Street, Suite 800, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Abstentions and “broker non-votes” occur when a bank, broker or other holder

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of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors, the ratification of Ernst & Young LLP as our independent accountants and the proposal to adopt Amendment No. 3 to the Amended and Restated 2003 Stock Incentive Plan even if the broker does not receive voting instructions from you.

Each nominee for director will be elected if the votes for the nominee exceed the votes against the nominee. Abstentions are not counted either for or against the nominee.

Ratification of Ernst & Young LLP as our independent accountants and the proposal to adopt Amendment No. 3 to the Amended and Restated 2003 Stock Incentive Plan will require approval by a majority of shares represented in person or by proxy and entitled to vote at the Meeting.

Abstentions with respect to the proposal to ratify Ernst & Young LLP as our independent accountants and the proposal to adopt Amendment No. 3 to the Amended and Restated 2003 Stock Incentive Plan will have the same effect as a vote against the proposal but will have no effect with respect to the election of directors.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired The Altman Group to solicit proxies. We will pay The Altman Group a fee of $9,500 plus expenses, for these services.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the 2008 Annual Meeting to be held on June 13, 2008

The Proxy Statement, including the Notice of Annual Meeting and 2007 Annual Report on Form 10-K for the year ending December 31, 2007, are available on our website at http://www.cheniere.com/corporate/2008_annual_meeting.shtml

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PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Directors and Nominees

The Board of Directors is divided into three classes. At the Meeting, Charif Souki, Keith F. Carney and Walter L. Williams will be nominated to serve as Class I directors. Each nominee, if elected, will hold office until the 2011 annual meeting of stockholders or until his or her successor is duly elected and qualified. Unless your proxy specifies otherwise or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these three nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is unaware of any circumstances likely to render any nominee unavailable.

The Board of Directors recommends a vote FOR the election of the three nominees as Class I directors of the Company, to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified.

The individuals listed below currently serve on the Board of Directors of the Company. Each of the Class I directors is standing for re-election and has consented to serve as a director if re-elected.

Director	Director Since	Age	Position	Class
Charif Souki	1996	55	Director, Chairman of the Board of Directors and Chief Executive Officer	I

Walter L. Williams	1996	80	Director and Vice Chairman of the Board of Directors	I

Keith F. Carney	2001	51	Director	I

Nuno Brandolini	2000	53	Director	II

John M. Deutch	2006	69	Director	II

Paul J. Hoenmans	2001	75	Director	II

Vicky A. Bailey	2006	55	Director	III

David B. Kilpatrick	2003	58	Director	III

J. Robinson West	2004	60	Director	III

Director Biographies

Charif Souki, a co-founder of the Company, is Chairman of the Company’s Board of Directors and Chief Executive Officer. In December 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. He relinquished the title of President in April 2005. From June 1999 to December 2002, he was Chairman of the Board and an independent investment banker. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience and has specialized in providing financing for promising microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki is a director, Chairman of the Board and the Chief Executive Officer of Cheniere Energy Partners GP, LLC (“Cheniere Energy Partners”), a wholly-owned subsidiary of the Company and the general partner of Cheniere Energy Partners, L.P., a publicly-traded limited partnership that is constructing the Sabine Pass LNG receiving terminal in which the Company has approximately a 92% equity interest. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Walter L. Williams has served as Vice Chairman of the Board of Directors since June 1999 and is President of Cheniere LNG, Inc. He previously served as President and Chief Executive Officer from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Prior to joining the Company, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil Company, a publicly-held Gulf Coast exploration and production company. Prior to that time, he was an independent petroleum consultant. Mr. Williams is also a director of Cheniere Energy Partners. Mr. Williams received a B.S. in Petroleum Engineering from Texas A&M University and is a Registered Professional Engineer in Louisiana and Texas. He is currently serving on the Dwight Look College of Engineering Advisory Council at Texas A & M University and has previously served as a director and member of the Executive Committee on the Board of the Houston Museum of Natural Science.

Vicky A. Bailey is a member of our Audit Committee and Governance and Nominating Committee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, D.C. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, D.C. from March 2004 through October 2005. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs from 2001 through February 2004. From 2000 until May 2001, she was President and a director of PSI Energy, Inc, the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey is currently serving as a director of Equitable Resources, Inc., a publicly traded integrated energy company. She received a B.S. in industrial management from Purdue University.

Nuno Brandolini is a member of our Audit Committee and Governance and Nominating Committee. Mr. Brandolini is a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company (SBIC). Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Solomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Keith F. Carney is the Lead Director of the Board of Directors and a member of the Audit Committee and Compensation Committee. He currently is engaged in private investments. From October 2001 through December 2005, Mr. Carney was President of Dolomite Advisors, LLC, an investment firm. Mr. Carney served as Executive Vice President of the Company from 1997 through August 2001 and Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997. Prior to joining the Company, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992 to 1996. From 1982 to 1990, he was employed by Shell Oil as an exploration geologist. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A. in Finance from the University of Denver in 1992.

John M. Deutch is a member of our Audit Committee and Chairman of the Governance and Nominating Committee. Mr. Deutch is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been a member of the MIT faculty since 1970. He also serves as a director for Citigroup Inc., Cummins Inc. and Raytheon Company, each publicly traded companies. Mr. Deutch has served in significant government posts throughout his career, including Director of Energy Research and Undersecretary of the U.S. Department of Energy, Undersecretary and Deputy Secretary of Defense, and Director of Central Intelligence. In addition, he has authored over 140 technical publications. Mr. Deutch earned a B.A. in History and Economics from Amherst College and a B.S. in Chemical Engineering and a Ph.D. in Physical Chemistry from MIT.

Paul J. Hoenmans is a member of our Governance and Nominating Committee, Compensation Committee and Section 162(m) Subcommittee. Mr. Hoenmans retired with over 35 years of senior executive level experience in the oil and gas industry. He served Mobil Oil Corporation in various executive capacities, most recently as director and Executive Vice President, with overall responsibility for policy, strategy, performance and stakeholder contact. From 1986 through 1996, he served as the President of Mobil Oil Corporation’s exploration and production division, with worldwide responsibility for upstream operations. Mr. Hoenmans held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe and Scandinavia. He received a B.S. in civil engineering from the University of British Columbia.

David B. Kilpatrick is Chairman of our Audit Committee and a member of the Compensation Committee and Section 162(m) Subcommittee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. Mr. Kilpatrick previously served as Chairman of the Board of PYR Energy Corporation, a privately held exploration and production company, and as a director of Whittier Energy Corporation, a publicly traded oil and gas exploration and production company. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick is currently serving as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. He received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

J. Robinson West is Chairman of our Compensation Committee and Section 162(m) Subcommittee. Mr. West is the founder and Chairman of the Board of PFC Energy, a consulting business covering all aspects of the oil, gas and power business. Prior to founding PFC in 1984, Mr. West served as the Assistant Secretary of the Interior for Policy, Budget and Administration, with responsibility for U.S. offshore oil policy. He is currently a member of the National Petroleum Council and the Council on Foreign Relations, as well as President of the Wyeth Endowment for American Art. Mr. West serves on the board of directors of Key Energy Services, Inc., a publicly traded rig-based well service company, and Lambert Energy Advisory Ltd., an upstream oil and gas corporate finance advisory business. He received a B.A. from the University of North Carolina at Chapel Hill and a J.D. from Temple University.

Governance Information

Director Independence

The Board determines the independence of each director and nominee for election as a director in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the American Stock Exchange (“AMEX”) independence standards, which are listed below. The Board also considers relationships that a director may have:

•	as a partner, shareholder or officer of organizations that do business with or provide services to Cheniere;

•	as an executive officer of charitable organizations to which we have made or make contributions; and

•	that may interfere with the exercise of a director’s independent judgment.

The AMEX independence standards state that the following list of persons shall not be considered independent:

•	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•

a director who accepts, or has an immediate family member who accepts, any payments from the Company or any parent or subsidiary of the Company in excess of $100,000 during any period of twelve consecutive months within the past three fiscal years other than compensation for Board services, compensation paid to an immediate family member who is a non-executive employee of the Company, compensation received for former service as an interim executive officer provided the interim service did not last longer than one year, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

•

a director who is or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

At the Board meeting held on April 3, 2008, the Board determined that each of the non-employee directors is independent, and no non-employee director has a relationship that may interfere with the exercise of his or her independent judgment. Mr. Souki and Mr. Williams are not independent because each is an executive officer of the Company.

Director Nominations

Our Director Nomination Policy and Procedures are attached to the Governance and Nominating Committee’s written charter as Exhibit A, which is available on our website at www.cheniere.com. The Governance and Nominating Committee considers suggestions for potential director nominees to the Board of Directors from any source, including current members of the Board of Directors and our management, advisors and stockholders. The Governance and Nominating Committee of the Board of Directors evaluates potential nominees by reviewing their qualifications, results of personal and reference interviews and any other information deemed relevant. Director nominees are recommended to the Board of Directors by the Governance and Nominating Committee. The full Board of Directors will select and recommend candidates for nomination as directors for stockholders to consider and vote upon at the annual stockholders’ meeting. The Governance and Nominating Committee reviews and considers any candidates submitted by a stockholder or stockholder group in the same manner as all other candidates.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum criteria for selection of members to serve on our Board of Directors include the following:

•	highest ethical standards and integrity,

•	willingness to act on and be accountable for Board decisions,

•	high level of education and/or business experience,

•	broad-based business acumen,

•	understanding of the Company’s business and industry,

•	strategic thinking and willingness to share ideas,

•	loyalty and commitment to driving the success of the Company,

•	network of contacts and

•	diversity of experiences, expertise and backgrounds among members of the Board of Directors.

A stockholder of the Company who is entitled to vote at a meeting of stockholders called for the election of directors may nominate candidates for election to the Board of Directors. Nominations made by a stockholder must be made by giving notice in writing to the Corporate Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of stockholders called for the election of directors or (ii) 10 days after the Board of Directors makes public disclosure of the date of such meeting. In no event will the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice must set forth the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Company and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director, if elected. A stockholder’s notice must also set forth the following information as to the stockholder giving the notice: (i) the stockholder’s name and address as they appear in the stock records of the Company, (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each nominee for election as a director and any other person or persons (naming such person or persons), relating to the stockholder’s nomination and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Company.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at www.cheniere.com.

Meetings and Committees of the Board

Our operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board’s standing Audit, Compensation and Governance and Nominating Committees. Members of the Audit, Compensation and Governance and Nominating Committees for a given year are selected by the Board following the annual stockholders’ meeting. During the fiscal year ended December 31, 2007, the Company’s Board of Directors held eight meetings. Each incumbent member of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by each committee of the Board on which the director served. Although directors are not required to attend annual stockholders’ meetings, they are encouraged to attend such meetings. At the 2007 annual meeting of stockholders, all members of the Board of Directors were present.

Audit Committee

The Audit Committee’s members at December 31, 2007 were: David B. Kilpatrick, Vicky A. Bailey, Nuno Brandolini, and Keith F. Carney. Mr. Kilpatrick served as Chairman of the Audit Committee. Each member of the Audit Committee has been determined by the Board to be “independent” as defined by the

AMEX’s listing standards and by the SEC, and the Board has determined that Mr. Brandolini and Mr. Carney are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held five meetings during the fiscal year ended December 31, 2007.

The Audit Committee has a written charter, which is available on our website at www.cheniere.com. The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee assists the Board in monitoring:

—	the integrity of the Company’s financial statements,

—	the qualifications, independence and performance of our independent accountants,

—	our internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures,

—	the performance of our audit and accounting processes generally and

—	compliance by the Company with legal and regulatory requirements.

The Audit Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and the Board concerning our financial and compliance position and affairs. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and has sole authority to retain special legal, accounting or other consultants to advise the Audit Committee and to approve the fees and other retention terms of such consultants. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

Compensation Committee

The Compensation Committee’s members at December 31, 2007 were: Keith F. Carney, Paul J. Hoenmans, David B. Kilpatrick and J. Robinson West. Mr. West served as Chairman of the Compensation Committee. Each Compensation Committee member has been determined by the Board to be free from any relationship that in the opinion of the Board would interfere with the exercise of independent judgment as a member of the Compensation Committee. Each member of the Compensation Committee is a non-employee director as defined in the rules and regulations of the SEC. Each member of the Compensation Committee also meets the independence requirements of the AMEX. The Compensation Committee held eight meetings during 2007. The Compensation Committee reviews and approves the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on our website at www.cheniere.com. The Chairman of the Compensation Committee, in consultation with other Compensation Committee members, members of management and the compensation consultant, determines the agenda and dates of Compensation Committee meetings.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company’s corporate income tax deduction is capped at $1 million per year for amounts paid to the company’s chief executive officer and three other highest paid executives (excluding the chief executive officer and chief financial officer). However, the $1 million cap does not apply to performance-based compensation that is paid because of the attainment of one or more pre-established and objective performance goals adopted by a compensation committee consisting of two or more “outside directors.” For a member of a compensation committee to be considered an outside director under Section 162(m) of the Code, the director must not:

•	be a current employee of the company,

•	be a former employee of the company who is receiving compensation for prior services,

•	be an officer or former officer of the company or

•	have received remuneration from the company for reasons other than being a director of the company.

Mr. Carney, a member of the Compensation Committee, is a former officer of Cheniere and, as such, is not considered independent under the Code. In order for performance-based compensation to meet the exemption of the $1 million cap, a Section 162(m) Subcommittee of all of the Compensation Committee members except for Mr. Carney was created. The purpose of the Section 162(m) Subcommittee is to monitor compliance by the Company with the requirements of Section 162(m) of the Code and to consider and approve performance-based awards. The Section 162(m) Subcommittee held three meetings during 2007.

The Compensation Committee’s charter is reviewed annually. Changes to the charter must be approved by the Board on the recommendation of the Compensation Committee. The charter provides that the Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such consultant’s fees and other retention terms. Pursuant to the charter, the Compensation Committee and/or Section 162(m) Subcommittee have the following duties and responsibilities, among others:

•	establishing corporate goals and objectives for performance-based compensation and the maximum amount of performance-based compensation for a defined performance period;

•	approving performance-based compensation, if any, after the end of the performance period;

•	determining and approving the compensation level for the Chief Executive Officer and the other executive officers based on the Committee’s evaluations; and

•	establishing and periodically reviewing the Company’s compensation policy and strategy and making recommendations to the Board with respect to incentive compensation plans and equity-based plans.

Compensation Committee Interlocks and Insider Participation

Mr. Carney, who serves as a member of the Compensation Committee, was formerly an officer of the Company. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey (3)	$65,000	$69,331	—	—	—	—	$134,331
Nuno Brandolini (4)	—	$219,784	—	—	—	—	$219,784
Keith F. Carney (5)	—	$249,345	—	—	—	$2,514	$251,859
John M. Deutch (6)	—	$122,301	—	—	—	—	$122,301
Paul J. Hoenmans (7)	—	$219,784	—	—	—	—	$219,784
David B. Kilpatrick (8)	—	$249,345	—	—	—	—	$249,345
J. Robinson West (9)	—	$231,563	—	—	—	—	$231,563

(1)	Charif Souki and Walter L. Williams are executive officers of the Company and do not receive additional compensation for service as directors.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R). For discussion of valuation assumptions, see footnote 21 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2008.

(3)	Ms. Bailey was granted 2,204 shares of restricted stock in 2007 with a grant date fair value of $80,027. As of December 31, 2007, she held a total of 25,000 stock options and 3,778 shares of restricted stock.

(4)	Mr. Brandolini was granted 4,407 shares of restricted stock in 2007 with a grant date fair value of $160,018. As of December 31, 2007, he held a total of 8,711 shares of restricted stock.

(5)	Mr. Carney was granted 4,958 shares of restricted stock in 2007 with a grant date fair value of $180,025. As of December 31, 2007, he held a total of 10,123 shares of restricted stock. Mr. Carney also had use of an office and parking space at the Company’s headquarters during 2007. The pro rata amount of office lease expense related to that space was approximately $1,989 and the parking expense was approximately $525.

(6)	Mr. Deutch was granted 4,682 shares of restricted stock in 2007 with a grant date fair value of $170,003. As of December 31, 2007, he held a total of 25,000 stock options and 6,256 shares of restricted stock.

(7)	Mr. Hoenmans was granted 4,407 shares of restricted stock in 2007 with a grant date fair value of $160,018. As of December 31, 2007, he held a total of 8,711 shares of restricted stock.

(8)	Mr. Kilpatrick was granted 4,958 shares of restricted stock in 2007 with a grant date fair value of $180,025. As of December 31, 2007, he held a total of 100,000 stock options and 10,123 shares of restricted stock.

(9)	Mr. West was granted 4,958 shares of restricted stock in 2007 with a grant date fair value of $180,025. As of December 31, 2007, he held a total of 30,000 stock options and 9,262 shares of restricted stock.

During the fiscal year ended December 31, 2007, the Board of Directors approved compensation, payable as of May 29, 2007, of $160,000 to non-employee directors for service for the period from May 2007 through May 2008. The Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported on the AMEX on the date of grant on May 29, 2007 ($36.31). The directors’ restricted stock vests on the first anniversary of the date of grant. When an individual is initially elected as a director, it is the Board’s practice to grant 25,000 fully vested stock options with a term of ten years.

PROPOSAL 2—APPROVAL OF AMENDMENT NO. 3 TO THE CHENEIRE ENERGY, INC. AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

The Board of Directors unanimously adopted the Cheniere Energy, Inc. 2003 Stock Incentive Plan (the “2003 Plan”) in November 2003, and the stockholders approved the 2003 Plan in January 2004. The 2003 Plan was amended and restated in September 2005. The stockholders approved an increase in the number of shares of common stock available for issuance under the 2003 Plan in February 2005 and in May 2006.

Proposed Amendments

On February 26, 2008, the Board of Directors adopted Amendment No. 3 to the 2003 Plan (“Amendment No. 3”). Amendment No. 3 revises the 2003 Plan to provide as follows:

•	no one participant shall be granted awards under the 2003 Plan during any calendar year covering or relating to more than 1,000,000 shares of common stock;

•	the maximum amount of cash that may be paid under an award to any one participant during a calendar year cannot exceed $10,000,000 in the aggregate;

•

expands the list of permissible business criteria pursuant to which Performance Awards may be granted under the 2003 Plan to include the following: earnings before taxes and depreciation; stock price measures (including growth measures and total stockholder return); and price per share of common stock; and

•	certain other technical amendments to the provisions of, and definitions used in, the 2003 Plan.

No additional substantive amendments to the 2003 Plan were adopted by the Board of Directors pursuant to Amendment No 3. Certain of the amendments effected by Amendment No. 3 require approval of our stockholders pursuant to Section 162(m) of the Code. These amendments will not become effective unless stockholder approval of Amendment No. 3 is obtained at the Meeting.

Approval of Amendment No. 3 requires the affirmative vote of the holders of a majority of the shares entitled to vote on such matter at the Meeting. If the stockholders approve Proposal 2, Amendment No. 3 will be effective as of the date of the adoption by the stockholders. Attached hereto as Appendix A is Amendment No. 3 to the 2003 Plan, as approved by the Board of Directors and as submitted to our stockholders for their approval.

Summary of the 2003 Plan

Below is a summary of the terms of the 2003 Plan, as amended by Amendment No. 3, which is qualified in its entirety by reference to the full text of the 2003 Plan, which may be obtained, at no cost, from the Company.

Purpose of the 2003 Plan

The 2003 Plan is designed to promote the interests of the Company and our stockholders by encouraging employees, consultants and non-employee directors of the Company or its affiliates to acquire or increase their equity interests in the Company, thereby giving them added incentive to work toward the continued growth and success of the Company. A further purpose of the 2003 Plan is to enable the Company and its affiliates to compete better for the services of the individuals needed for the continued growth and success of the Company. Accordingly, the 2003 Plan provides for the following:

•	discretionary grants to employees of the Company or our affiliates of stock options that constitute incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Code; and

•	discretionary grants to employees, consultants, and non-employee directors of the Company or our affiliates of (a) stock options that do not constitute Incentive Stock Options (“Non-qualified Stock

Options”), (b) shares of common stock for a cash purchase price not greater than the fair market value of such shares (“Purchased Stock Awards”), (c) the right to receive shares of common stock or cash payments, each of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of a share of common stock on the date the stock appreciation right was granted (“Stock Appreciation Rights”), (d) shares of common stock (“Bonus Stock Awards”), (e) the right to receive a specified number of shares of common stock or cash equal to the fair market value of a specified number of shares of common stock at the end of a Restricted Period (as defined in the 2003 Plan) or on the last day of a specified deferral period (“Phantom Stock Awards”), (f) shares of common stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances (“Restricted Stock Awards”), (g) cash and/or stock payments that may be earned based on the satisfaction of various performance measures (“Performance Awards”), and (h) other stock or performance-based awards (“Other Stock or Performance-Based Awards”).

We believe the 2003 Plan is a valuable compensation component for the Company and can help further the success of the Company by aligning the interests of our employees, officers, directors and consultants with those of the Company through ownership of the Company’s common stock.

Historical Grant Information

As of December 31, 2007, there were 1,664,490 shares of common stock available for issuance under the 2003 Plan. An aggregate of 4,164,377 stock options were outstanding under the 2003 Plan on December 31, 2007. Based on 48,621,121 shares of common stock issued and outstanding as of February 29, 2008, the shares subject to existing stock options and the shares currently available for issuance under the 2003 Plan, approximately 12% of the Company’s outstanding shares would be available for issuance under the 2003 Plan.

Administration

The 2003 Plan is administered by the Compensation Committee or, if there is no Compensation Committee, the Board of Directors. With respect to any award granted to a Covered Employee that is intended to be “performance-based compensation” for purposes of Section 162(m) of the Code, the Section 162(m) Subcommittee, which is comprised solely of two or more non-employee directors who also qualify as “outside directors” (as described under Section 162(m) of the Code), makes performance-based award decisions (such Committee or the Compensation Committee, as applicable, the “Committee”). A Covered Employee is the Chief Executive Officer of the Company and each other officer of the Company that is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to awards.

The Committee has full authority, subject to the terms of the 2003 Plan, to establish rules that it deems relevant for the proper administration of the 2003 Plan, to select the employees, consultants and non-employee directors to whom awards are granted, and to set the type and size of awards that are made and the other terms of the awards. When granting awards, the Committee may consider any factors that it deems relevant.

The Board has authorized each of the Chief Executive Officer and Chief Operating Officer, individually, to designate employees and consultants (other than Covered Employees) to be recipients of stock options and to determine the terms of such stock options. The Board has established an Equity Grant Committee and has appointed the Chairman of the Board as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant Restricted Stock Awards and stock options to eligible employees and consultants (other than Covered Employees). Restricted Stock Awards made by the Equity Grant Committee in a calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients. Stock option awards made by the Chief Executive Officer and Chief Operating Officer and the Equity Grant Committee in a calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients. The Compensation Committee periodically ratifies all stock options granted by the Chief Executive Officer, Chief Operating Officer and Equity Grant Committee and Restricted Stock Awards granted by the Equity Grant Committee.

Eligibility

All employees, consultants, and non-employee directors of the Company and our affiliates are eligible to participate in the 2003 Plan. The selection of those employees, consultants, and non-employee directors, from among those eligible, who will receive Incentive Stock Options, Non-qualified Stock Options, Purchased Stock Awards, Stock Appreciation Rights, Bonus Stock Awards, Phantom Stock Awards, Restricted Stock Awards, Performance Awards, Other Stock or Performance-Based Awards, or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to employees of the Company or our affiliates. As of April 1, 2008, there were 374 employees, approximately 5 consultants and seven non-employee directors eligible to participate in the 2003 Plan.

Term of 2003 Plan

The 2003 Plan became effective on January 29, 2004. If not sooner terminated, the 2003 Plan will terminate after the tenth anniversary of the effective date, and no further awards may be granted thereafter. The Board of Directors, in its discretion, may terminate the 2003 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Term of Awards

The term of any option, Stock Appreciation Right, Phantom Stock Award or Restricted Stock Award may not exceed a period of ten years.

Stock Options

a. Term of Option. The term of each option is as specified by the Committee at the date of grant but cannot exceed ten years.

b. Acceleration of Vesting. Unless an individual award agreement provides otherwise, options vest upon termination by the Company without cause or by the participant with good reason, termination for any reason within one year of a change of control, termination upon death or disability or such other events as the Committee determines.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares on the date that the option is granted.

d. Special Rules for Certain Stockholders. If an Incentive Stock Option is granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, then the term of the option cannot exceed five years, and the exercise price must be at least 110% of the fair market value of the shares on the date that the option is granted.

e. Size of Grant. Subject to the aggregate maximum number of shares available to be granted under the 2003 Plan, the number of shares for which an option is granted to an employee, consultant or non-employee director is determined by the Committee. The Committee may adjust the number and kind of shares for which an option is granted to reflect certain corporate transactions and changes in capitalization.

f. Status of Options. The status of each option granted to an employee as either an Incentive Stock Option or a Non-qualified Stock Option is designated by the Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares are Non-qualified Stock Options. All options granted to consultants and non-employee directors are Non-qualified Stock Options.

g. Payment. The Committee may determine the method by which the option price may be paid upon exercise, including in cash, check, other shares of Common Stock or options to purchase Common Stock owned by the optionee. The 2003 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of an option.

h. Amendment. The Committee may amend an exercisable option with the consent of the optionee. As to options not immediately exercisable, the Committee may accelerate the terms at which such options may be exercised. The Committee may also grant new options in exchange for outstanding options having a lower exercise price than the surrendered options.

i. Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-qualified Stock Option is not transferable other than by will or the laws of descent and distribution, pursuant to a domestic relations order, or with the consent of the Committee, for estate planning purposes to one or more immediate family members or related family trusts or partnerships or similar entities.

j. Reload Options. In the discretion of the Committee, a Non-qualified Stock Option may include a right which entitles the participant, upon (i) the exercise of such option prior to termination of employment or service and (ii) payment of the exercise price in shares of common stock owned for at least six months, to receive a new Non-qualified Stock Option called a “Reload Option” to purchase shares of common stock equal to the number of whole shares delivered in payment of the exercise price at the fair market value per share of common stock on the date of exercise of the original Non-qualified Stock Option.

k. Limitations on Exercise. No Incentive Stock Option may be exercised more than (i) three months after the optionee ceases to be an employee for any reason other than death or disability or (ii) one year after the optionee ceases to be an employee due to death or disability. No Non-qualified Stock Option may be exercised more than (i) six months after the optionee ceases to be an employee for any reason other than death or disability or (ii) one year after the optionee ceases to be an employee due to death or disability.

l. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Non-qualified Stock Options and Incentive Stock Options under the 2003 Plan.

Purchased Stock Awards

a. Eligible Persons. The Committee has authority to sell shares of common stock to such employees, consultants and non-employee directors as it selects.

b. Purchase Price. The purchase price per share is determined by the Committee, but cannot exceed the fair market value per share at the time of purchase. The purchase price is to be paid in cash.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Purchased Stock Awards under the 2003 Plan.

Stock Appreciation Rights

a. Rights Related to Options. A Stock Appreciation Right granted in connection with an option entitles the participant to surrender all or part of the option for a cash payment at such time and to the extent such option is exercisable. Any such Stock Appreciation Right is transferable only to the extent the related option is transferable.

b. Rights Without Options. A Stock Appreciation Right granted independently of an option is exercisable as determined by the Committee and set forth in the applicable award agreement.

c. Terms. The Committee determines at the date of grant the times at which and the circumstances under which a Stock Appreciation Right may be exercised (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether the Stock Appreciation Right is in combination with another award, and any other terms and conditions of any Stock Appreciation Right.

d. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Stock Appreciation Rights under the 2003 Plan.

Bonus Stock Awards

The Committee may grant shares of common stock to employees, consultants and non-employee directors on terms and conditions established by the Committee, which grant shall constitute a transfer of unrestricted shares of common stock to such recipients without payment.

Phantom Stock Awards

a. Restrictions and Forfeiture. Phantom Stock Awards under the 2003 Plan are subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose. A Phantom Stock Award terminates if the recipient’s employment with or service to the Company terminates during the applicable restricted or deferral period, except as otherwise determined by the Committee or set forth in any agreement pertaining to a Phantom Stock Award.

b. Performance Goals. If the Committee determines a Phantom Stock Award constitutes performance-based compensation for purposes of Section 162(m) of the Code, the grant or settlement of the award shall, in the Committee’s discretion, be subject to the achievement of performance goals.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Phantom Stock Awards under the 2003 Plan.

Restricted Stock Awards

a. Transfer Restrictions and Forfeiture Obligations. Restricted Stock Awards are subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to the Company as may be determined in the discretion of the Committee. Prior to the lapse of such restrictions, the participant may not transfer such shares. The Company may purchase or recover such shares for the amount of cash paid therefore, if any, if (i) the participant terminates his or her employment with or service to the Company prior to the lapse of such restrictions, subject to accelerated vesting or (ii) the Restricted Stock Award is forfeited by the participant pursuant to the terms of the award. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all of the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends or other distributions paid with respect to such shares.

b. Accelerated Vesting. Unless the individual award agreement provides otherwise, any unvested shares of a Restricted Stock Award vest if the participant’s employment with or service to the Company is terminated without cause by the Company, the participant terminates his or her employment with or service to the Company for good reason or the participant is terminated for any reason within one year of a change of control or due to death or disability.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Restricted Stock Awards under the 2003 Plan.

Performance Awards

a. Performance Period. The Committee may grant Performance Awards under the 2003 Plan that may be paid in common stock, cash or a combination thereof as determined by the Committee. Performance Awards are granted based on performance criteria measured over a period of not less than one year and not more than three years.

b. Performance Measures. The Committee uses one or more of the following business criteria in establishing performance goals for Performance Awards with respect to the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company: earnings per share; increase in revenues; increase in cash flow; increase in cash flow return; return on net assets; return on assets; return on investment; return on equity; economic value added; gross margin; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; earnings before taxes and depreciation; pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; operating income; stock price measures (including growth measures and total stockholder return); price per share of common stock; debt reduction; or any of the above goals determined on an absolute or relative basis as compared to the performance of a published or special index deemed applicable by the Committee.

c. Payment. Following the end of the performance period, the Committee determines and certifies in writing the amount payable to the holder of the Performance Award based on the achievement of the performance measures for such performance period. Payments are made in cash, common stock or a combination thereof as determined by the Committee. The Committee may exercise its discretion to increase amounts payable under any Performance Award except for awards designed to comply with Section 162(m) of the Code.

d. Performance Awards Under Section 162(m) of the Code. A Performance Award granted to a person designated by the Committee as likely to be a Covered Employee constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code, and the terms of such awards are to be interpreted consistently with Section 162(m).

e. Other Terms and Conditions. The Committee may establish other terms and conditions for Performance Awards under the 2003 Plan.

Other Stock or Performance-Based Awards

a. General. The Committee may grant to employees, consultants and non-employee directors Other Stock or Performance-Based Awards which consist of a right denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or cash.

b. Other Terms and Conditions. The Committee may establish other terms and conditions for Other Stock or Performance-Based Awards under the 2003 Plan.

Amendments

The Board of Directors may amend, suspend or terminate the 2003 Plan; however, any change that would terminate an award or impair the rights of a participant in any material respect with respect to an award previously granted requires the participant’s consent. Furthermore, any amendment which would constitute a “material revision” of the 2003 Plan (as that term is used in the rules of the AMEX) is subject to stockholder approval.

Federal Income Tax Aspects of the 2003 Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2003 Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees, consultants or directors. The summary contains general statements based on current

U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant of an Incentive Stock Option. The optionee would recognize no taxable income upon exercise of an Incentive Stock Option if the optionee (a) does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date that the option was granted or within the one-year period beginning on the date that the option was exercised (collectively, the “holding period”) and (b) is an employee of the Company or any of our subsidiaries at all times beginning on the day of grant and ending on the day three months before the date of exercise. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in the income of the optionee will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the Incentive Stock Option or the disposition of the shares so acquired. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as ordinary income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-qualified Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-qualified Stock Option such as those under the 2003 Plan (whether or not including a Stock Appreciation Right), and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-qualified Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a Non-qualified Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-qualified Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss.

Restricted Stock Awards. The recipient of a Restricted Stock Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company. Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award based on the fair market value of the shares of common stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award and is irrevocable.

Performance Awards, Phantom Stock Awards and Other Stock or Performance-Based Awards. An individual who has been granted a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid in cash or shares of common stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award, Phantom Stock Award, or Other Stock or Performance-Based Award prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.

Bonus Stock Awards. In general, a participant who receives a Bonus Stock Award will be taxed on the fair market value of the shares of common stock on the date the shares are issued to the individual. The Company will be entitled to a deduction for a corresponding amount.

Purchased Stock Awards. In general, a participant who is given the right to purchase stock at fair market value does not recognize taxable income and the corporation is not entitled to a deduction until such right is exercised. If and when stock is purchased by a participant at less than its fair market value at the date of purchase, the participant recognizes income and the corporation receives a deduction for the amount of the difference.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its three other highest-paid executives (excluding the chief executive officer and chief financial officer). However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company’s ability to deduct compensation expense generated in connection with the exercise of stock options granted by the Committee under the 2003 Plan should not be limited by Section 162(m) of the Code. Furthermore, the Company believes that compensation expense generated in connection with Performance Awards granted by the Committee under the 2003 Plan should not be limited by Section 162(m) of the Code. The 2003 Plan has been designed to provide flexibility with respect to whether Restricted Stock Awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. Assuming no election is made under Section 83(b) of the Code, if the lapse of the forfeiture restrictions relating to a Restricted Stock Award granted by the Committee is based solely upon the satisfaction of one of the performance criteria set forth in the 2003 Plan, then the Company believes that the compensation expense deduction relating to such an award should not be limited by Section 162(m) of the Code if the Restricted Stock Award becomes vested. However, compensation expense deductions relating to Restricted Stock Awards granted by the Committee will be subject to the Section 162(m) deduction limitation if the Restricted Stock Award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control or vesting based upon continued service with the Company). Compensation income generated in connection with Phantom Stock Awards under the 2003 Plan will be subject to the Section 162(m) deduction limitation. Furthermore, the income generated in connection with all awards granted under the 2003 Plan by the Chief Executive Officer and/or the President of the Company will not qualify as performance-based compensation and, accordingly, the Company’s deduction for such compensation may be limited by Section 162(m) of the Code.

The 2003 Plan is not qualified under Section 401(a) of the Code.

Section 409A of the Internal Revenue Code

Some awards issued under the 2003 Plan may be considered non-qualified deferred compensation that is subject to special rules under Section 409A of the Code. In such event, the Committee will generally design and administer such award to comply with the rules of Section 409A; however, there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates in the 2003 Plan.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the 2003 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Recommendation of the Company’s Board

The Board of Directors unanimously approved Amendment No. 3 to the 2003 Plan and believes Amendment No. 3 is in the best interests of the Company and our stockholders. The Board of Directors recommends that the stockholders approve Amendment No. 3 to the 2003 Plan and, accordingly, recommends a vote FOR Proposal 2.

Equity Compensation Plan Information

The following table provides information about our compensation plans as of December 31, 2007. The equity compensation plans approved by our stockholders include the Cheniere Energy, Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan”) and the 2003 Plan.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	4,441,675	$38.84	1,664,490
Equity compensation plans not approved by security holders	—	—	—

Total	4,441,675	$38.84	1,664,490

In 1997, we established the 1997 Plan, which was amended and restated in September 2005. The 1997 Plan allows for the issuance of options to purchase up to 5,000,000 shares of common stock. We have reserved 5,000,000 shares of common stock for issuance upon the exercise of options, all of which have been granted and are fully vested. All options granted under the 1997 Plan have exercise prices equal to or greater than the fair market value of common stock at the date of grant.

In 2003, the Company established the 2003 Plan, which was amended and restated in September 2005. The 2003 Plan is a broad-based incentive plan, which allows for the issuance of Stock Options, Stock Appreciation Rights and awards of Purchased Stock, Bonus Stock, Phantom Stock, Restricted Stock and Performance Awards and Other Stock-Based Awards to employees, consultants and non-employee directors to purchase up to 11,000,000 shares of common stock. The Company has reserved 11,000,000 shares of common stock for issuance upon the exercise of awards that have been granted or which may be granted. As of December 31, 2007, awards for 7,842,162 shares of common stock had been granted under the 2003 Plan and 1,647,000 shares have been reserved for future vesting of Phantom Stock that have been granted under the 2003 Plan. Vesting varies, but generally occurs in equal annual installments over a three- or four-year period on each anniversary of the grant date. All options granted under the 2003 Plan have exercise prices equal to or greater than the fair market value at the date of grant. The term of any award under the 2003 Plan may not exceed a period of ten years.

PROPOSAL 3—RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS

The Audit Committee has engaged Ernst & Young LLP (“E&Y”) to serve as the Company’s independent accountants for the fiscal year ending December 31, 2008. E&Y assumed responsibility as our independent accountants effective March 1, 2007, following the dismissal of UHY LLP (“UHY) as our independent accountants. Further information regarding the independent accountant fees paid to E&Y for fiscal year ended December 31, 2007 and to UHY for fiscal years ended December 31, 2007 and 2006 and the engagement of E&Y is provided below under “Independent Accountant Fees.”

We anticipate that a representative of E&Y will participate in the Annual Meeting of Stockholders and may make a statement if they desire to do so, and they will be available to respond to appropriate questions concerning our financial statements.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2008.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of our executive officers, as of April 18, 2008, all of whom serve at the request of the Board of Directors and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	55	Chairman and Chief Executive Officer

Walter L. Williams(1)	80	Vice Chairman

Jean Abiteboul	56	President of Cheniere Supply & Marketing, Inc.

Meg A. Gentle	33	Senior Vice President—Strategic Planning & Finance

David B. Gorte(2)	54	Senior Vice President and Chief Risk Officer

Jonathan S. Gross(2)	49	Senior Vice President—Exploration

Zurab S. Kobiashvili	65	Senior Vice President and General Counsel

R. Keith Teague	43	Senior Vice President—Asset Group

Davis Thames	40	Senior Vice President—Marketing

Don A. Turkleson	53	Senior Vice President and Chief Financial Officer

Stuart J. Wagner(2)	51	Senior Vice President—Corporate Development

(1)	Mr. Williams will continue his service as a director of the Company; however, his service as an officer of the Company is expected to terminate prior to September 1, 2008.

(2)	This person’s employment with the Company is expected to terminate prior to September 1, 2008.

Charif Souki, a co-founder of the Company, is currently Chairman of the Board of Directors and Chief Executive Officer. Further information regarding Mr. Souki is provided above under “Director Biographies.”

Walter L. Williams is currently Vice Chairman of the Board of Directors and serves on the Company’s Executive Committee. Further information regarding Mr. Williams is provided above under “Director Biographies.”

Jean Abiteboul has served as President of Cheniere Supply & Marketing, Inc. since November 2007 and has served as a member of the Company’s Executive Committee since August 2006. From February 2006 to November 2007, Mr. Abiteboul served as Executive Director, Cheniere LNG Services S.A.R.L., a wholly-owned subsidiary of the Company. From 1975 until February 2006, he held different positions within Gaz de France, a publicly traded natural gas distribution company, including Secretary to the Board of Directors from 2004 until 2006; International Executive Vice President from 2003 to 2004; Executive Vice President, Gas Supply, Trading and Marketing from 2002 until 2003; and Executive Vice President, Gas Supply from 1998 to 2003. He also served on the Board of Directors of Tejas Power Corporation (USA), Gas Metropolitan (Canada), Sceptre Resources (Canada) and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an Engineer from Ecole Centrale de Lyon and obtained a Diploma in Economics from Université de Lyon.

Meg Gentle has served as Senior Vice President – Strategic Planning & Finance since February 2008. Prior to that time, she served as Vice President of Strategic Planning since September 2005. Prior to joining Cheniere in June 2004 as Manager, Strategic Planning, Ms. Gentle spent eight years in energy market development, economic evaluation, and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, a publicly traded integrated energy company, from January 1998 to May 2004 and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, from August 1996 to December 1998. Ms. Gentle currently serves as a director of Cheniere Energy Partners. Ms. Gentle received her B.A. in Economics and International Affairs from James Madison University in May 1996, and her M.B.A. from Rice University in May 2004.

David B. Gorte has served as Senior Vice President and Chief Risk Officer since August 2006. From March 2002 to January 2005, he served as Managing Director and Chief Risk Officer of the Enron Corp. bankruptcy estate and, from June 1999 to March 2002, Vice President, Risk Assessment and Control of Enron Corp. From 1979 to 1999, Mr. Gorte held a variety of financing origination, financing distribution, and risk management roles at three large U.S. financial institutions. Mr. Gorte received a B.A. from Carleton College, an M.B.A. from Columbia University, and an M.P.A. from the University of Texas at Austin.

Jonathan S. Gross has served as Senior Vice President – Exploration since May 2004. Prior to that time, he served as Vice President – Exploration, beginning in October 2000. He served as Technology Manager from June 1999 through October 2000. Mr. Gross began his career in 1981 with Amoco Production Company as an exploration geophysicist. While at Amoco, he held senior technical positions in both domestic and international basins. In 1998, he joined Zydeco Energy, Inc., where he served as an economist, exploration risk specialist and project manager. Mr. Gross received a B.A. in geology from the University of Chicago, and he is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Houston Geological Society.

Zurab S. Kobiashvili joined the Company in 2004 as Senior Vice President and General Counsel. Prior to joining the Company, he was with Apache Corporation, a publicly traded global exploration and production company, initially as Vice President and General Counsel, beginning in 1994, and then as Senior Vice President and General Counsel. Prior to Apache, he served as an officer and General Counsel of a number of public and private companies. He began his legal career with a New York City-based law firm and holds a B.S. from Brown University and a J.D. from the University of Virginia.

R. Keith Teague has served as Senior Vice President – Asset Group since April 2008 and President of Cheniere Pipeline Company, a wholly-owned subsidiary of the Company, since January 2005. Prior to that time, he served as Vice President – Pipeline Operations since May 2006. He is responsible for the development, construction and operation of the Sabine Pass, Corpus Christi and Creole Trail pipeline assets. Mr. Teague began his career with the Company in February 2004 as Director of Facility Planning. Prior to joining the Company, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

Davis Thames has served as President of Cheniere Marketing, Inc., a wholly-owned subsidiary of the Company, since November 2007 and Senior Vice President – Marketing since December 2007. Prior to that, he was Vice President Marketing, Strategy & Analysis since December 2006 and Executive Vice President of Cheniere Marketing, Inc. since February 2007. Prior to joining the Company as Vice President Marketing & Analysis on July 2005, Mr. Thames worked for several years at CrossCountry Energy, serving as Director of Finance, Risk Management and Credit for Transwestern Pipeline, Florida Gas Transmission, and Northern Border Partners, before being promoted to Senior Director of Special Projects at the time of CrossCountry’s acquisition by Southern Union and General Electric. Mr. Thames also served as President of Citrus Trading Corp. Previously, Mr. Thames worked in several structured commodity derivative and project finance teams for Enron Corp. Prior to joining Enron, Mr. Thames managed one of Flowserve Corp.’s engineering groups, designing rotating equipment for the energy industry. Mr. Thames earned a B.S. in Mechanical Engineering from The University of Texas at Austin, an M.S. in Mechanical Engineering from Texas A&M University, and an M.B.A. from the UCLA Anderson School of Management.

Don A. Turkleson is currently Senior Vice President and Chief Financial Officer. He became a Senior Vice President in May 2004. Mr. Turkleson served as Vice President, Chief Financial Officer, Secretary and Treasurer, beginning in December 1997. He relinquished the position of Treasurer in December 2004 and relinquished the position of Secretary in September 2006. Prior to joining the Company in 1997, Mr. Turkleson was employed by PetroCorp Incorporated from 1983 to 1996, as Controller until 1986, then as Vice President –Finance, Secretary and Treasurer. From 1975 to 1983, he worked as a certified public accountant in the natural resources division of Arthur Andersen & Co. in Houston, Texas. Mr. Turkleson is currently a director, Senior Vice President and Chief Financial Officer of Cheniere Energy Partners. Mr. Turkleson received a B.S. in accounting from Louisiana State University. He is a director and past Chairman of the Board of Neighborhood Centers, Inc., a nonprofit organization.

Stuart J. Wagner joined the Company in April 2007 as Senior Vice President – Corporate Development. Prior to that time, he served for 17 years as a founding partner of Petrie Parkman & Co., an energy investment banking firm. Prior to joining Petrie Parkman & Co., Mr. Wagner was in the energy research department at The First Boston Corporation, which was a New York-based investment bank before it was acquired by Credit Suisse.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation and Amended and Restated By-laws, as amended, provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses that apply in the event of a claim for indemnification.

SECURITY OWNERSHIP

As of April 18, 2008, there were 48,545,362 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors, nominees for director, named executive officers as set forth in the Summary Compensation Table below, and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of Cheniere Energy, Inc. (“Cheniere”) owned of record and beneficially as of April 18, 2008, by each director, nominee for director and named executive officer and by all directors and executive officers of Cheniere as a group. On April 18, 2008, the directors and executive officers of the Company beneficially owned an aggregate of 4,088,495 shares of common stock (approximately 8.4% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Energy Partners, L.P. (“Cheniere Partners”) owned of record or beneficially as of April 18, 2008, by each director, nominee for director and named executive officer and by all directors and executive officers of Cheniere as a group. Cheniere owns a majority interest in Cheniere Partners though its wholly-owned subsidiaries, Cheniere LNG Holdings, LLC, Cheniere Subsidiary Holdings, LLC, Cheniere Common Units Holding, LLC and Cheniere Energy Partners GP, LLC. As of April 18, 2008, there were 26,416,357 common units of Cheniere Partners outstanding and 135,383,831 subordinated units outstanding.

	Cheniere			Cheniere Partners
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	1,789,010	(2)	3.7%	383,100	(14)	1.5%
Walter L. Williams	414,139	(3)	*	5,388		*
Don A. Turkleson	178,433	(4)	*	25,000	(15)	*
Jonathan S. Gross	317,913	(5)	*	7,500		*
Keith F. Carney	254,130	(6)	*	20,000		*
Paul J. Hoenmans	178,607		*	—		*
Nuno Brandolini	173,607	(7)	*	5,000		*
David B. Kilpatrick	142,796	(8)	*	—		*
Zurab S. Kobiashvili	113,260		*	—		*
J. Robinson West	43,995	(9)	*	—		*
John M. Deutch	35,044	(10)	*	5,000		*
Vicky A. Bailey	29,566	(11)	*	300		*
Stanley C. Horton	211,342	(12)	*	10,000		*
All directors and executive officers as a group (18 persons)	4,088,495	(13)	8.4%	454,573		1.7%

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

(2)	Includes 1,700,000 shares held indirectly through a trust of which Mr. Souki is the sole beneficiary. Some or all of the shares are held in a margin account.

(3)	Includes 10,000 shares owned by Mr. Williams’ wife and 200,000 shares held directly through a trust. All of the shares are held in a margin account.

(4)	Includes 31,370 shares held in grantor retained annuity trusts. Some of the shares are held in a margin account.

(5)	Includes 262,886 shares held indirectly by Mr. Gross through a trust.

(6)	Some or all of the shares held by Mr. Carney are held in a margin account.

(7)	Includes 2,000 shares held by Mr. Brandolini’s wife. Some or all of the shares are held in a margin account.

(8)	Includes 100,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Kilpatrick.

(9)	Includes 30,000 shares issuable upon exercise of currently exercisable stock options held by Mr. West.

(10)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Deutch.

(11)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.

(12)	Includes 150,000 shares issuable upon exercise of currently exercisable stock options.

(13)	Includes an aggregate of 320,200 shares issuable upon exercise of currently exercisable stock options and 2,500 shares which are issuable upon exercise of stock options which become exercisable within 60 days. Does not include Mr. Horton who resigned from the Company effective April 12, 2008.

(14)	Includes 323,100 units owned by Mr. Souki’s wife and children. Some or all of the units are held in a margin account.

(15)	Some of these units are subject to and are collateral for a credit facility.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our common stock as of February 15, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Fir Tree, Inc. 505 Fifth Avenue 23rd Floor New York, New York 10017	4,493,813	(1)	9.3%
Fir Tree Value Master Fund, L.P. c/o Admiral Administration, Ltd. Admiral Financial Center, 5th Floor 90 Fort Street, Box 32021 SMB Grand Cayman, Cayman Islands	3,923,409	(1)	8.1%
Orbis Investment Management Limited 34 Bermudiana Road Hamilton, HM 11, Bermuda	7,831,159	(2)	16.5%
Pendragon Capital LLP Berkeley Square House 4-19 Berkeley Square London W1J 6BR United Kingdom	2,943,090	(3)	6.2%
Pendragon (Master) Fund Ltd. Berkeley Square House 4-19 Berkeley Square London W1J 6BR, United Kingdom	2,480,132	(3)	5.2%
Perry Corp. 767 Fifth Avenue New York, New York 10153	3,947,486	(4)	8.2%
Credit Suisse Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland	3,892,199	(5)	8.1%
The Bear, Stearns Companies Inc. 383 Madison Avenue New York, New York 10179	2,985,600	(6)	6.3%

*	Less than 1%.

(1)	Information is based on a Schedule 13G/A filed with the SEC by Fir Tree Value Master Fund, L.P. (“Fir Tree Value”), Fir Tree Capital Opportunity Master Fund, LP (“Fir Tree Capital Opportunity”) and Fir Tree, Inc. (“Fir Tree”) on February 2, 2008. Fir Tree is the investment manager of both Fir Tree Value and Fir Tree Capital Opportunity and has been granted discretion over portfolio investments held by each of Fir Tree Value and Fir Tree Capital Opportunity. Fir Tree Value and Fir Tree Capital Opportunity are the beneficial owners of 3,923,409 shares (3,659,009 of which are shares held by Fir Tree Value and 264,400 of which are shares purchasable upon the exercise of American-style call options held by Fir Tree Value) and 570,404 shares (524,804 of which are shares held by Fir Tree Capital Opportunity and 45,600 of which are shares purchasable upon the exercise of American-style call options held by Fir Tree Capital Opportunity), respectively. Fir Tree may be deemed to beneficially own the shares of common stock held by Fir Tree Value and Fir Tree Capital Opportunity as a result of being the investment manager of Fir Tree Value and Fir Tree Capital Opportunity.

(2)	Information is based on a Schedule 13G/A filed with the SEC by Orbis Investment Management Limited (“OIML”) and Orbis Asset Management Limited (“OAML”) on February 8, 2008. OIML is the beneficial owner of 7,831,159 shares and OAML is the beneficial owner of 58,742 shares. OIML and OAML state that they have shared voting power as to 125,852 shares.

(3)	Information is based on a Schedule 13G/A filed with the SEC by Pendragon Capital LLP (“Pendragon Capital”) and Pendragon (Master) Fund Ltd. (“Pendragon (Master) Fund”) on February 13, 2008. Pursuant to management agreements between Pendragon Master Fund and another fund for which Pendragon Capital serves as investment manager (together, the “Funds”), Pendragon Capital may be deemed to have voting and dispositive power over shares held by the Funds. Pendragon Capital may be deemed to be the beneficial owner of 2,943,090 shares held by the Funds, which consist of 2,480,132 shares held by Pendragon (Master) Fund and 462,958 shares held by another Fund. Pendragon (Master) Fund may be deemed to be the beneficial owner of the 2,480,132 shares it holds.

(4)	Information is based on a Schedule 13G/A filed with the SEC by Perry Corp. on February 8, 2008. Mr. Richard C. Perry is President and sole stockholder of Perry Corp. Perry Corp. states that it has sole voting power and sole dispositive power as to 3,947,486 shares. The number of shares consists of 3,269,904 shares beneficially owned and 677,582 shares issuable upon conversion of certain convertible bonds beneficially owned by Perry Corp.

(5)	Information is based on a Schedule 13G/A filed with the SEC by Credit Suisse, on behalf of its Investment Banking division, on February 14, 2008. Credit Suisse states that it has shared voting power and shared dispositive power as to 3,892,199 shares.

(6)	Information is based on a Schedule 13G filed with the SEC by The Bear, Stearns Companies Inc. (“Bear Stearns”) on February 15, 2008. Bear Stearns states that it has shared voting power and shared dispositive power as to 2,985,600 shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for oversight of the accounting and financial reporting processes of the Company and oversight of the audits of our financial statements. Management of the Company is responsible for preparing our financial statements and complying with applicable laws and regulations. It is the responsibility of management and the independent accountants to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee discussed with both our internal and independent accountants the overall scope and plans for their respective audits. In addition, the Audit Committee met with both management and our independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review with the independent accountants included discussions of those matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended by SAS No. 90, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit

Committee also discussed with the independent accountants, among other things, matters relating to their independence, and the Audit Committee received the written disclosures and the letter from the independent accountants, as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. Finally, the Audit Committee continued to monitor the scope and adequacy of our internal control system.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

THE AUDIT COMMITTEE

David B. Kilpatrick, Chairman

Vicky A. Bailey

Nuno Brandolini

Keith F. Carney

INDEPENDENT ACCOUNTANT’S FEES

UHY LLP served as our independent auditor for the fiscal year ending December 31, 2006. Ernst & Young LLP was appointed to serve as our independent auditor for the fiscal year ending December 31, 2007 effective March 1, 2007. The following table sets forth the fees billed to us by the independent accountants, Ernst & Young LLP and UHY LLP for professional services for the years ended December 31, 2007 and 2006.

	Ernst & Young LLP		UHY LLP
	Fiscal 2007	Fiscal 2006	Fiscal 2007	Fiscal 2006
Audit Fees	$795,525	—	$746,482	$533,664
Audit-Related Fees	—	—	—	4,475

Total	$795,525	—	$746,482	$538,139

Audit Fees—Audit fees for the fiscal years ended December 31, 2007 and 2006 include attest services and review of documents filed with the SEC in addition to audit, review and all other services performed to comply with generally accepted auditing standards.

Audit-Related Fees—Audit-related fees for the fiscal years ended December 31, 2007 and 2006 were for due diligence, accounting assistance, and consultation concerning financial accounting and reporting standards.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants and not to engage the independent accountants to perform any non-audit services specifically prohibited by law or regulation. All audit and non-audit services provided to us during the fiscal years ended December 31, 2007 and 2006 were pre-approved.

Resignation of Auditor

On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP (“Mann Frankfort”) announced that they were joining UHY. UHY is the independent registered public accounting firm with which Mann Frankfort was previously affiliated. UHY is a legal entity separate from Mann Frankfort.

On August 17, 2006, Mann Frankfort notified us that it had ceased to provide audit services in connection with its transaction with UHY, and accordingly, that it was resigning as our independent accountants on that date. None of the reports of Mann Frankfort on our financial statements for either of the preceding two years or subsequent interim periods contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

On August 17, 2006, the Audit Committee engaged UHY as our independent accountants for our fiscal year ending December 31, 2006 and the preceding interim periods. During the two most recent fiscal years or subsequent interim period prior to engaging UHY, we had not consulted with UHY regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor had UHY provided advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Further, during the two most recent fiscal years or subsequent interim periods prior to engaging UHY, we had not consulted with UHY on any matter that was the subject of a disagreement or a reportable event.

During our two most recent fiscal years and any subsequent interim periods preceding the resignation of Mann Frankfort, there were no disagreements between us and Mann Frankfort on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mann Frankfort, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Work Performed by Principal Accountant’s Full Time, Permanent Employees

Through December 31, 2006, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full-time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY had no full-time employees and therefore, none of the audit services performed was provided by permanent full-time employees of UHY. UHY managed and supervised the audit services and audit staff, and was exclusively responsible for the opinion rendered in connection with its examination.

Engagement of Ernst & Young LLP

Effective on March 1, 2007, the Audit Committee engaged E&Y to serve as our independent accountants for the fiscal year ending December 31, 2007, and all interim periods and dismissed UHY, who served as our independent accountants for the fiscal year ending December 31, 2006. None of the reports of UHY on our financial statements for either of the preceding two years or any subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years or subsequent interim periods prior to their engagement, we had not consulted with E&Y regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did E&Y provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods prior to engaging E&Y, we had not consulted with E&Y on any matter that was the subject of a disagreement or a reportable event.

During our two most recent fiscal years and any subsequent interim periods preceding the dismissal of UHY, there were no disagreements between us and UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

We are currently engaged primarily in the business of developing and constructing, and then owning and operating, a network of onshore LNG receiving terminals, and related natural gas pipelines, along the Gulf Coast of the United States. We are also developing a business to market LNG and natural gas. To a limited extent, we are also engaged in oil and natural gas exploration and development activities in the Gulf of Mexico. We operate four business activities: LNG receiving terminals, natural gas pipelines, LNG and natural gas marketing, and oil and gas exploration and development.

Overview of Executive Compensation for 2007

An overview of the more detailed discussion of our executives’ compensation for 2007, which is set forth in this Compensation Discussion and Analysis, is provided below:

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2007 was a critical year for us to retain and motivate our current employees, as well as attract new talented personnel to the Company, in order to continue to work toward constructing the Sabine Pass LNG receiving terminal and Creole Trail Pipeline and developing our LNG and natural gas marketing business.

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We provide a total executive compensation package (base salary plus the value of annual incentive awards) that is above the market median of companies with which we compete for executive talent, because we believe that we need to compensate our executives for the enhanced risks associated with joining a company that has a limited operating history. We believe this strategy has enabled us to recruit and retain the high-level of executive talent that we need to continue developing and establishing our core businesses.

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For 2007, we did not differentiate the base salaries and incentive award opportunities of our Vice Chairman and Senior Vice Presidents because we recognize that each of these individuals has similar potential to significantly impact the performance of our business. We also believe this fosters teamwork and cooperation at the management levels which we believe is critical for our success.

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During 2007, we implemented a newly designed incentive compensation plan for our executives and other key employees pursuant to which they were granted phantom stock that becomes payable in equal shares of our common stock if certain stock price hurdles are achieved. For the 2007 performance period, the stock price hurdle was set at $33.57, which represents a 15% increase over the final 20-day average closing price of our common stock for the 2006 performance period. The achievement of the 2007 stock price hurdle is calculated by averaging the closing price of our common stock for the last 20 trading days of the year. If the stock price hurdle had not been met for the 2007 performance period, the executives would not have received an annual incentive compensation award for the 2007 performance period; however, any shares of phantom stock could still have become payable in the event the 2007 stock price hurdle was subsequently achieved for the 2008, 2009 or 2010 performance periods.

•	For the 2007 performance period, our executives’ annual incentive awards were performance-based and granted entirely in phantom stock rather than as cash compensation and, therefore, the largest portion of our executives’ total compensation for 2007 was dependent on the performance of the Company’s stock price. We did not believe a cash bonus was appropriate for 2007 because the Company has limited cash flow and did not expect significant earnings from its commercial operations during 2007.

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The stock price hurdle of $33.57 that was set for the 2007 performance period was achieved, and each executive received one share of our common stock for each share of phantom stock that was granted to the executive.

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Equity awards granted to all of our employees provide for accelerated vesting under certain circumstances. Other than the accelerated vesting of equity, we have not entered into any employment, change of control or severance agreements with any of the named executive officers. In limited circumstances with respect to local foreign practice, we have entered into employment agreements which are required under the laws of foreign countries where our employees work. Our executives participate in the same group benefit programs available to all of our employees, and we do not offer a defined benefit pension plan.

Compensation Philosophy and Objectives

Our executive compensation program and objectives are based on our need to attract and retain executives with the talent and experience necessary for Cheniere to achieve its primary business goals. We compete for executive talent with larger energy companies that have substantially greater resources than we have. Based on our business goals and our limited size compared to larger energy companies, our overall executive compensation philosophy and objectives for 2007 were designed to:

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Provide total compensation (base salary plus the value of annual incentive awards) above the market median of companies with which we compete for executive talent. Our executives’ total compensation package for 2007 was above the median of the market of companies with which we compete for executive talent. We believe this is necessary to compensate our executives for the enhanced risks associated with joining a company that has a limited operating history. This strategy has successfully enabled us to recruit and retain the high-level of executive talent that we need to continue developing and establishing our core businesses.

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Emphasize incentive awards paid in equity rather than cash compensation. Our annual incentive awards for 2007 were performance-based and granted entirely in phantom stock rather than as cash compensation such that the largest portion of our executives’ total compensation for 2007 was dependent on the performance of the Company’s stock price. We believe a total compensation package focused primarily on equity aligns our management team with our stockholders and encourages our executives to achieve our primary business goals by ensuring that our executives have a meaningful stake in the success of the Company.

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We do not provide change of control or severance agreements to our executives. Equity awards granted to all of our employees provide for accelerated vesting under certain circumstances. Other than the accelerated vesting of equity, we have not entered into any employment, change of control or severance agreements with any of the named executive officers. In limited circumstances with respect to local foreign practice, we have entered into employment agreements which are required under the laws of foreign countries where our employees work. Our executives participate in the same group benefit programs available to all of our employees and we do not offer a defined benefit pension plan.

Independent Compensation Consultant

The Compensation Committee engaged Deloitte Consulting LLP (“Deloitte”) in May 2006 to review our compensation practices and help design a revised incentive compensation plan. Deloitte reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. Deloitte attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present. Deloitte assists management in the development of recommendations concerning competitive pay ranges and the design of incentive compensation programs. Those

Deloitte personnel involved in matters within the purview of the Compensation Committee do not participate in any other services provided to us by Deloitte affiliates. We use Deloitte & Touche LLP for certain accounting, energy trading and risk management services and Deloitte Tax LLP for certain tax consulting services; however, the Compensation Committee believes that the nature and scope of these services do not impair Deloitte’s ability to provide an independent perspective to the Compensation Committee’s deliberations about executive officer and non-employee director compensation.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has the responsibility to review and approve annual compensation, including the competitiveness of the total compensation package, for the Chief Executive Officer (“CEO”), the Chief Operating Officer (“COO”), the Vice Chairman and each of our Senior Vice Presidents, who we will refer to in this Compensation Discussion and Analysis collectively as the “Executive Officers.” The Compensation Committee endeavors to provide total compensation for the Executive Officers that is reasonable and competitive.

Base salaries, annual incentive opportunities and other equity awards for the Executive Officers are customarily proposed to the Compensation Committee by the CEO and COO. These recommendations reflect input from Deloitte and our Human Resources (“HR”) department based on their review of external market data and Deloitte’s guidance on best practices. The Compensation Committee makes the final determination as to base salaries, annual incentive opportunities and equity awards for each of the Executive Officers based on Company performance and market data.

Elements of 2007 Executive Compensation

We offer a competitive compensation and benefits package to enable us to recruit new executive talent and retain our current personnel. For 2007, a summary of the compensation and benefits of the Executive Officers is set forth below.

Elements of 2007 Compensation

for the Executive Officers

Element	Description
Base Salary	Base salaries are paid for on-going performance to achieve expectations. For 2007, the Executive Officers’ base salaries on average were below the median of the market.

Annual Incentive Opportunity	Annual incentive opportunities are generally aligned with business strategy and are consistent with the goals of the Company. For 2007, the Executive Officers’ annual incentives were performance-based and granted entirely in phantom stock rather than as cash compensation.

Total Compensation (Base Salary plus Annual Incentive Opportunity)	For 2007, the total compensation (base salary plus the value of the phantom stock) paid to our Executive Officers was above the median of the market.

Retention Stock Options	In March 2005, certain Executive Officers received stock options in an effort to encourage retention at a crucial stage in our development. The retention stock options vest equally on the fourth, fifth and sixth anniversaries of the grant date, beginning in 2009.

Element	Description
Other Equity Awards	New hire equity grants are made to all of our employees to compensate them for unvested incentives they may have forfeited from prior employment, to mitigate the risks associated with joining a company that has a limited operating history and to align our employees with our stockholders.

Benefits	We offer a broad-based benefits package to support the well-being of our employees. Comprehensive health and welfare benefits and a 401(k) Retirement Plan are available to all of our employees. We do not offer a defined benefit pension plan to any of our employees, including the Executive Officers.

Change of Control or Severance Agreements	Equity awards granted to all of our employees provide for accelerated vesting under certain circumstances. Other than the accelerated vesting of equity, we have not entered into any employment, change of control or severance agreements with any of the named executive officers.

Competitiveness of Executive Compensation Package

Each year management, with the help of Deloitte, provides the Compensation Committee with external market data in order to determine the competitiveness of the total compensation package of our Executive Officers and to determine if adjustments are necessary for the following year. The market data that we select is representative of the industry within which we operate and includes the companies we compete with for executive talent. The market data also assists us in determining the prevailing compensation practices in our industry and in our geographic region. The “market data” the Compensation Committee reviewed for 2007 included (i) published survey data and (ii) proxy data published by selected energy companies with which we compete for executive talent and which have revenues between $500 million and $1 billion dollars, as set forth below.

External Market Data Reviewed

1.	Published survey data from the following compensation surveys: Watson Wyatt Top Management Compensation Calculator, Mercer Energy Survey and ERI Executive Compensation Assessor; and

2.	Proxy data from the following energy companies:

• Anadarko Petroleum Corporation	• Noble Energy, Inc.
• Apache Corp.	• Pogo Producing Company[1]
• Devon Energy Corporation	• Questar Corporation
• El Paso Corporation	• Sempra Energy
• EOG Resources, Inc.	• Southern Union Company
• National Fuel Gas Company	• The Williams Companies, Inc.
• Nicor Inc.	• XTO Energy Inc.
• NiSource Inc.

[1]	Pogo Producing Company was acquired by Plains Exploration and Production in November 2007.

For 2007, Deloitte compiled and analyzed the market data from which our HR department and management made recommendations to the Compensation Committee. For 2008, our HR department compiled and analyzed the market data, with verification from Deloitte of its accuracy and reasonableness. We reviewed the following components of the Executive Officers’ compensation relative to the amount paid to executives in similar positions in the market data: base salary, cash bonuses and equity compensation. We used the market data as a point of reference for measuring the compensation of the Executive Officers but compensation decisions were made based on a combination of considerations. Our CEO and COO worked with our HR department to provide the Compensation Committee with recommendations on compensation based on the following considerations: the roles and responsibilities of the Executive Officers, the Company’s budget for compensation and market competitiveness. The Compensation Committee worked with management to ensure the total compensation package of the Executive Officers was aligned with other companies in the industry with which we compete for executive talent.

Analysis of 2007 Base Salary Rates

The base salaries of the Executive Officers are designed to be comparable to like positions in the marketplace from where we recruit executive talent. These competitive salaries are proposed by the CEO, COO and HR department to the Compensation Committee after a review of the market data. For 2007, with the exception of the CEO and COO, we did not differentiate the base salaries (except for international cost of living adjustments) of the Vice Chairman and Senior Vice Presidents. The Compensation Committee approved a 5% base salary increase for our Executive Officers for 2007 based on its review of the market data, the Executive Officer’s position with the Company and the Company’s budget for compensation. The base salary increases, as set forth below, became effective on January 1, 2007.

2007 Base Salary

Position	Base Salary Increase	2007 Base Salary
Chairman and Chief Executive Officer	5%	$577,500
President and Chief Operating Officer	5%	$446,250
Vice Chairman and Senior Vice Presidents	5%	$262,500

The CEO’s and COO’s base salaries are set at a higher amount than the Vice Chairman’s and the Senior Vice Presidents’ base salaries. The reason for this is because the CEO and COO are responsible for developing the Company’s overall strategy and vision and implementing the business plan. In addition, the market data indicated that the base salary for the CEO and COO positions is customarily set higher for these positions. We believe it is important to pay our CEO and COO at competitive market rates because we would otherwise be at risk of losing them to larger companies in the industry with which we compete for executive talent. The CEO’s and COO’s base salary rates were based on a review of the market data, but were not benchmarked to a specific percentile ranking compared to the market data.

We do not differentiate the base salaries of the Vice Chairman and the Senior Vice Presidents because management recognizes that each of the Vice Chairman and Senior Vice Presidents has similar potential to significantly impact the performance of the Company. Management believes that not differentiating the base pay of the Vice Chairman and the Senior Vice Presidents fosters teamwork and cooperation at the management levels, which we believe is critical for our success. Accordingly, for 2007, the base pay for similar executive positions reported in the market data was reviewed at the 50th and 75th percentiles and $262,500 was established as a competitive rate for 2007 base salaries for the Vice Chairman and the Senior Vice Presidents. The 2007 base pay for the Senior Vice Presidents was at the median of the market compared to similar positions in the market data for each Senior Vice President.

Annual Incentive Awards

Overview

At the beginning of 2007, the Section 162(m) Subcommittee of the Compensation Committee (“Section 162(m) Subcommittee”) established the performance goals, the performance period and the maximum pay-outs for the Executive Officers for the 2007 performance period. It was at this time that management decided that the Company was at a stage in which it would benefit from a newly designed incentive compensation program for the Executive Officers. Over the next few months, management worked with the Compensation Committee and Deloitte to design an incentive compensation plan that would provide a visible and well-defined indication of what the Executive Officers could expect with respect to their incentive award opportunities over the next four-year period. The Compensation Committee and management agreed that the Company needed a well-defined executive incentive compensation program so that we could continue to recruit and retain the high-level of executive talent that we need to continue developing and establishing our core businesses. In addition, the Compensation Committee and management agreed the total compensation package for the Executive Officers needed to compensate the Executive Officers for the enhanced risks associated with joining a Company that has a limited operating history. Subsequently, on May 25, 2007, the Section 162(m) Subcommittee adopted the 2007 Incentive Compensation Plan (the “2007 Incentive Plan”) and the 2008 – 2010 Incentive Compensation Plan (the “2008 – 2010 Incentive Plan”) for members of our Executive Committee, including the Executive Officers, and other key employees. The Compensation Committee also approved forms of phantom stock grant agreements and established the number of shares of phantom stock to be granted to each participant for each performance period.

2007 Incentive Compensation Plan

For 2007, the Executive Officers’ annual incentive opportunities were granted entirely in phantom stock rather than as cash compensation. The Compensation Committee and management agreed that a cash pool was not appropriate for the 2007 performance period because the Company has limited cash flow and did not expect significant earnings from its commercial operations during 2007. The number of shares of phantom stock granted to each Executive Officer was determined based on a review of the total compensation packages for similar executive positions reviewed in the market data; however, the Executive Officers’ phantom stock grants were not benchmarked to a specific percentile ranking compared to the market data. The annual incentive opportunities for the Executive Officers for 2007 were determined to be above the 75 th percentile of the market.

Similar to the analysis above regarding the CEO’s and COO’s base salary, the number of shares of phantom stock granted to the CEO and COO was larger than the number of shares of phantom stock granted to the Vice Chairman and the Senior Vice Presidents. The reason for this is because our CEO and COO are responsible for developing the Company’s overall strategy and vision and implementing the business plan. In addition, the market data indicated that the annual incentive opportunities for the CEO and COO are customarily set higher for these positions. With the exception of the CEO and COO, we did not differentiate the number of shares of phantom stock granted as part of the annual incentive opportunities for the Vice Chairman and the Senior Vice Presidents. Similar to the analysis discussed above regarding the Vice Chairman’s and Senior Vice Presidents’ base salaries, we believe this fosters teamwork and cooperation at the management levels, which we believe is critical for our success.

The grants of phantom stock for the 2007 performance period were made on May 25, 2007, as set forth below.

Phantom Stock Grants

2007 Incentive Compensation Plan

Position	Number of Shares of Phantom Stock
Chairman and Chief Executive Officer	100,000
President and Chief Operating Officer	66,000
Vice Chairman and Senior Vice Presidents	37,000
Other key employees	25,000

Pursuant to the 2007 Incentive Plan, the phantom stock granted to the Executive Officers for the 2007 performance period was payable in equal shares of our common stock if a stock price hurdle of $33.57 was met for the performance period from January 1, 2007 through December 31, 2007. The stock price hurdle for 2007 was established at the beginning of the year at $33.57 because it represented a 15% increase over the final 20-day average closing price of our common stock for the 2006 performance period. The achievement of the 2007 stock price hurdle was calculated by averaging the closing price of our common stock as reported on the AMEX for the last 20 trading days of the 2007 performance period.

The Executive Officers would not have received an annual incentive award for the 2007 performance period if the stock price hurdle had not been achieved; however, the phantom stock could still have become payable in the event the 2007 stock price hurdle was subsequently achieved during the last 20 trading days of 2008, 2009 or 2010. The Executive Officers only become entitled to receive shares of Company common stock if they are employed by the Company or a subsidiary on the date of the Section 162(m) Subcommittee’s certification that the stock price hurdle has been achieved. These payment and forfeiture provisions were designed for retention purposes because we believe this provides a significant incentive for our Executive Officer to remain with the Company.

The average closing price of our common stock for the last 20 trading days of the 2007 performance period was $33.62 and, on January 11, 2008, the Section 162(m) Subcommittee certified that the stock price hurdle of $33.57 had been achieved for the 2007 performance period. Accordingly, the phantom stock issued pursuant to the 2007 Incentive Plan vested and became payable in equal shares of our common stock. On January 18, 2008, each Executive Officer received one share of our common stock for each share of phantom stock granted to the Executive Officer.

2008 – 2010 Incentive Compensation Plan

For 2008, 2009 and 2010, the Executive Officers’ annual incentive opportunities include a cash pool in addition to grants of phantom stock. The cash pool may be funded only if the Company generates earnings during the respective performance period.

Cash Pool

For the 2008, 2009 and 2010 performance periods, in the event the Company’s earnings before taxes and depreciation (“EBTD”) for the respective fiscal year, taking into account any bonus accruals, is greater than 75% of the budget approved by the Board for the respective fiscal year (the “EBTD Hurdle”), the Section 162(m) Subcommittee, in its sole discretion, may fund a cash pool in an amount of 3% of EBTD for the year and allocate payments to the Executive Officers. The Compensation Committee and management agreed that the EBTD Hurdle is reasonable because a cash pool for the Executive Officers should be established only if a significant amount of the earnings budgeted for the year is achieved by the Company. It was determined that the Section 162(m) Subcommittee may fund the cash pool at 3% of EBTD for the respective fiscal year because together the cash pool and the potential value of the phantom stock granted for 2008, 2009 and 2010 represent the total compensation package that the Compensation Committee and management are trying to achieve for market competitiveness. No later than 90 days after the beginning of each plan year, the Section 162(m) Subcommittee will approve the allocation of payments from the cash pool among the Executive Officers. Payments from the cash pool will be made following the end of the respective performance period.

On January 11, 2008, the Section 162(m) Subcommittee determined that the cash pool (if any) for 2008 would be allocated among the Executive Officers, as set forth below.

2008 Allocation of Cash Pool

Position	Maximum Percentage of Allocation of Cash Pool
Chairman and Chief Executive Officer	20%
President and Chief Operating Officer	14%
Vice Chairman and Senior Vice Presidents	7%
Other key employees	5%

The cash pool was allocated among the Executive Officers based on the Executive Officers’ position with the Company. No Executive Officer may be awarded a payment that exceeds the specified percentage for his or her position with the Company. The Section 162(m) Subcommittee retains the discretion to decrease, but not increase, the amount of the cash pool payable to any Executive Officer following the end of the plan year, provided that the amount of a discretionary decrease (if any) may not be reallocated and used to increase another Executive Officer’s payment. The Executive Officers will only become entitled to a payment if they are employed by the Company or a subsidiary on the date of the Section 162(m) Subcommittee’s certification that the EBTD Hurdle has been achieved. The Executive Officers will be paid within 10 business days following such certification of the EBTD Hurdle by the Section 162(m) Subcommittee.

Phantom Stock Grants

The Section 162(m) Subcommittee also established at the May 25, 2007 meeting the stock price hurdles for each of the 2008, 2009 and 2010 performance periods and the number of shares of phantom stock to be granted to the Executive Officers for the three-year period, as set forth below.

Stock Price Hurdles

2008–2010 Incentive Compensation Plan

Performance Period	Stock Price Hurdle	Percentage of Increase Over Prior Year’s Stock Price Hurdle
2008 Performance Period—1/1/08 to 12/31/08	$42.00	25%
2009 Performance Period—1/1/09 to 12/31/09	$50.00	20%
2010 Performance Period—1/1/10 to 12/31/10	$60.00	20%

Phantom Stock Grants

2008–2010 Incentive Compensation Plan

Position	Aggregate Number of Shares of Phantom Stock
Chairman and Chief Executive Officer	300,000
President and Chief Operating Officer	198,000
Vice Chairman and Senior Vice Presidents	111,000
Other key employees	75,000

The Compensation Committee and management agreed that the stock price hurdles for the four-year period from 2007 to 2010 should represent significantly aggressive performance targets in light of the potential value of the phantom stock the Executive Officers were granted. To meet the requirements for deductibility under Section 162(m), the stock price hurdle for 2007 had been established at the beginning of 2007 prior to the adoption by the Section 162(m) Subcommittee of the 2007 Incentive Plan and 2008 – 2010 Incentive Plan. The stock price hurdle for 2007 had been established at $33.57 because it represented a 15% increase over the final 20-day average closing price of our common stock for the 2006 performance period. Subsequently, the Compensation Committee and management agreed that each of the stock price hurdles for the four-year period from 2007 to 2010 should represent a 20% increase over each of the prior year’s stock price hurdles. To catch up for the 15% increase in 2007, the stock price hurdle for 2008 was established at $42.00 because it represents a 25% increase over the 2007 stock price hurdle. The stock price hurdles for 2009 and 2010 were established at $50.00 and $60.00, respectively, because they represent a 20% increase over each of the prior year’s stock price hurdles. Together with the stock price hurdle for 2007, these stock price hurdles represent a doubling in the Company’s stock price for the four-year period from 2007 to 2010, which the Compensation Committee considered sufficiently difficult to justify the potential value of the phantom stock awards.

One-third of the phantom stock will be paid out in equal shares of our common stock upon achievement of the applicable stock price hurdle. Achievement of the stock price hurdle will be calculated by averaging the closing price of our common stock as reported on the AMEX for the last 20 trading days of the respective performance period. If the stock price hurdle is not met for the applicable performance period, the phantom stock for the applicable performance year will not become payable; however, any shares of phantom stock not payable for an applicable performance period may be payable for any future performance period provided the stock price hurdle applicable to such future performance period is achieved. Notwithstanding the foregoing, no shares of phantom stock will be payable for a stock price hurdle achieved after the end of the 2010 performance period. At the Section 162(m) Subcommittee’s sole discretion, an Executive Officer may receive cash in lieu of Company common stock for all or a portion of the phantom stock. The Executive Officers will only become entitled to receive shares of Company common stock, or cash in lieu of Company common stock, if they are employed by the Company or a subsidiary on the date of the Section 162(m) Subcommittee’s certification that the applicable stock price hurdle has been achieved, or earlier, on the date of a change of control of the Company. The Executive Officers will be paid within 10 business days following such certification of achievement of the stock price hurdle. In the event of a change of control of the Company, as defined in the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”), phantom stock will be payable if, as applicable, (i) the consideration to be paid to stockholders for each share of our common stock in connection with such change of control is equal to or exceeds the applicable stock price hurdle or (ii) the closing price of our common stock as reported on the AMEX on the effective date of such change of control is equal to or exceeds the applicable stock price hurdle. If an Executive Officer’s employment with the Company is terminated for any reason, any phantom stock that is not payable on the date of such termination will be automatically forfeited to the Company.

Analysis of Executive Officers’ Total Compensation for 2007

The market data indicated that the prevalent market practice for energy companies is to pay executive officers with incentive compensation in a combination of a cash bonus, tied to performance measures, and an equity award. The 2007 Incentive Plan was designed so that our Executive Officers’ 2007 annual incentive award was performance-based, paid entirely in phantom stock with a stock price hurdle of $33.57 and did not include a cash bonus for 2007. Therefore, the largest portion of the Executive Officers’ total compensation for 2007 was dependent on the performance of the Company’s stock price.

The Compensation Committee reviewed two comparisons to the market data for the total compensation that was to be paid to the Executive Officers for 2007. The first comparison to the market data for 2007 included each Executive Officer’s base salary plus the value of his or her annual incentive award that could be earned for 2007. This market data comparison indicated that the total compensation (base salary plus the value of the annual incentive award) to be paid to the Executive Officers for 2007 was above the median but below the 75th percentile of the market. The Compensation Committee believed that it was important to understand how the value of certain stock option grants made to certain Executive Officers during 2005 and 2006 affected the market data comparison and requested that the value of the stock option grants be included in a second comparison to the market data for 2007. The stock options were granted to certain Executive Officers in 2005 and 2006 to encourage retention at a crucial stage in developing our business and are described in more detail below under the heading Retention Awards. When the annual value of the retention stock options was included in the market data comparison, the total compensation to be paid to the Executive Officers for 2007 was above the 75th percentile of the market.

The 2007 Incentive Plan was designed to provide an annual incentive award for 2007 paid entirely in performance-based phantom stock rather than as cash compensation with a potential total compensation package above the median of the market in order to:

•	Compensate the Executive Officers for the enhanced risks associated with joining a company that has a limited operating history;

•	Enable us to recruit and retain the high-level of executive talent that we need to continue developing and establishing our core businesses;

•	Align our management team with our stockholders; and

•	Encourage our Executive Officers to achieve our primary business goals by ensuring that they have a meaningful stake in the success of the Company.

We believe the 2007 Incentive Plan met its expectations and the Executive Officers’ total compensation for 2007 was reasonable in light of the performance of the Company’s stock price during 2007.

Other Equity Awards

We may grant equity awards to employees, consultants and non-employee directors under the 2003 Plan.

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New Hire Grants. We have granted restricted stock to new employees, including the Executive Officers, to compensate them for unvested incentives they may have forfeited from prior employment and for the risks associated with joining a company that has a limited operating history. These new hire restricted stock grants typically vest equally each year for either three or four years beginning on the first anniversary of the date of grant unless another vesting period is required or preferred for tax reasons under the laws of other countries where the employee works. Restricted stock is awarded because it provides our employees an incentive to build stockholder value and a three- or four-year vesting schedule has a long-term focus that provides an effective means of retention. An employee will typically forfeit his or her award if he or she voluntarily terminates employment prior to vesting. Employees have the right to vote and receive dividends and other distributions on the shares of restricted stock at the same rate as other holders of our common stock; however, the Company does not currently pay dividends on its outstanding shares of common stock.

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Retention Awards. We have also granted equity awards to employees to encourage retention. On March 14, 2005, the Compensation Committee granted stock options to certain Executive Officers and other key employees in an effort to encourage retention at a crucial stage in developing our business. The stock options vest equally on the fourth, fifth and sixth anniversaries of the grant date. With the exception of the CEO’s grant, the exercise price of each of the grants to the Executive Officers was set at the closing price ($36.25) of our common stock on the date of grant. The CEO’s grant consisted of three tranches with escalating exercise prices, which we believe demonstrates our CEO’s confidence in the Company and willingness to accept compensation with aggressive performance targets. The first tranche of 400,000 stock options had an exercise price of $36.25 (the closing price on the date of grant), the next tranche of 400,000 stock options had an exercise price of $60.00 and the final tranche of 100,000 stock options had an exercise price of $90.00. The size of the 2005 stock option package to the CEO was greater than could be awarded to an individual in any one calendar year under the 2003 Plan. Therefore, on March 10, 2006, the Section 162(m) Subcommittee approved that portion of the CEO’s grant that could not be awarded in 2005. At that time, the CEO received 300,000 stock options with an exercise price of $90.00 per share. The closing price of our common stock on March 10, 2006, the date of this grant, was $40.45. These stock options also vest equally on the fourth, fifth and sixth anniversaries of the grant date. When Mr. Horton joined the Company on April 18, 2005, he was granted 300,000 stock options similar to the grant made to the other Executive Officers on March 14, 2005. The exercise price of Mr. Horton’s stock options was set at the closing price ($29.25) of our common stock on the date of his grant. These stock options also vest equally on the fourth, fifth and sixth anniversaries of the grant date. The grants of retention stock options to the Executive Officers are set forth below:

Retention Stock Options Granted in 2005 and 2006

Position	Number of Retention Stock Options	Exercise Price		Vesting Dates
Chairman and Chief Executive Officer	400,000		$36.25	March 14, 2009, 2010
	400,000 100,000	$ $	60.00 90.00	and 2011

	300,000		$90.00	March 10, 2010, 2011 And 2012

President and Chief Operating Officer	300,000		$29.25	April 18, 2009, 2010
				and 2011

Certain Senior Vice Presidents	200,000		$36.25	March 14, 2009, 2010 And 2011

The Company recognizes that granting equity awards presents specific legal, tax and accounting issues and, therefore, we adopted guidelines on December 17, 2007 for the granting of all equity-based awards by the Company. Further discussion regarding the Guidelines for Granting Equity-Based Awards is provided below.

Benefits

We offer the same benefits package to all of our employees and Executive Officers. The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law. We also provide all employees with medical, dental and vision benefits. In addition, employees are covered by long-term disability, life and accidental death and dismemberment and voluntary life insurance. We also provide a Section 125 Cafeteria Plan for our employees. We have not entered into any employment, change of control or severance agreements with any of the named executive officers. In limited circumstances with respect to local foreign practice, we have entered into employment agreements which are required under the laws of foreign countries where our employees work. We do not offer a defined benefit pension plan to our employees, including the Executive Officers.

Perquisites and Other Personal Benefits

Perquisites are provided to the Executive Officers on a limited basis. In March 2006, we employed an individual to assist the CEO in personal matters so that the CEO could continue to devote his full attention to pursuing the Company’s business strategy. Because the CEO’s duties require him to spend a significant amount of time traveling, the Compensation Committee determined that the personal assistant was a reasonable perquisite. The assistant spends a small portion of his time providing personal services to the CEO and the remainder of time dedicated to Company business. We also pay for charter flights that the CEO takes for business purposes. The CEO’s spouse is permitted to fly on such charter flights at minimal incremental cost to the Company. We currently provide contract parking for all of our employees, and the Executive Officers are assigned a reserved parking space in our office building. We relocated our Houston office during 2007, and under our new lease there is no cost to us for the reserved parking spaces until April 2008. The total cost to the Company for any perquisites and other personal benefits provided to the Executive Officers during 2006 and 2007 is provided in the Summary Compensation Table.

2008 Base Salary Adjustments

In January 2008, the Compensation Committee reviewed a comparison of current market data to the Executive Officers’ base salaries for 2007. The market data comparison indicated that the Executive Officers’ base salaries were on average below the median of the market data for 2007. On January 11, 2008, the Compensation Committee approved a 4% base salary increase for our Executive Officers for 2008. The Compensation Committee believed a 4% base salary increase was reasonable in light of the Company’s budget for compensation and the amount of the Executive Officers’ total compensation package, including the Executive Officer’s annual incentive opportunities pursuant to the 2008 – 2010 Incentive Plan. The Executive Officers’ base salary adjustments became effective January 16, 2008, as set forth below.

2008 Base Salary Adjustments

Position	Base Salary Increase	2008 Base Salary
Chairman and Chief Executive Officer	4%	$600,540
President and Chief Operating Officer	4%	$464,010
Vice Chairman and Senior Vice Presidents	4%	$272,820

Information on Other Compensation-Related Matters

Guidelines for Granting Equity-Based Awards

The Company recognizes that granting equity awards presents specific legal, tax and accounting issues and, therefore, we adopted guidelines on December 17, 2007 for the granting of all equity-based awards by the Company. The guidelines implement the Company’s prior practices for granting equity-based awards. Under the guidelines, all equity awards granted to employees subject to the reporting requirements of Section 16 of the Exchange Act must be approved by the Section 162(m) Subcommittee and all stock options granted to members of the Board must be approved by the Compensation Committee or the Board. The Board has authorized each of the CEO and COO, individually, to designate employees and consultants (other than Executive Officers) to be recipients of stock options and to determine the terms of such stock options. The Board has established an Equity Grant Committee and has appointed the Chairman as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant restricted stock and stock options to eligible employees and consultants (other than Executive Officers). Restricted stock awards made by the Equity Grant Committee in a calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients. Stock option awards made by the CEO and COO and the Equity Grant Committee in a calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients. The Compensation Committee periodically ratifies all stock options granted by the CEO, COO and Equity Grant Committee and restricted stock granted by the Equity Grant Committee.

Pursuant to the guidelines, our salaried employees receive their new hire restricted stock grants during the month that immediately follows the month they commence employment, and our non-salaried employees receive their new hire restricted stock grants during the month that immediately follows their six-month anniversary. Our non-executive employees receive a portion of their annual incentive award in restricted stock after the Compensation Committee has approved the incentive award pool for the applicable performance period. We currently intend to grant stock options only under limited circumstances, such as to a non-employee director upon his or her initial election to the Board. Under the provisions of the 2003 Plan, stock options cannot be granted at an exercise price of less than the closing price of a share of our common stock as reported on the AMEX on the date of grant of such stock options.

Stock Ownership Requirements

The Board of Directors believes that the members of the Company’s Board of Directors and Executive Committee should display their commitment to the Company by ownership of a significant amount of Company stock. Accordingly, on April 3, 2008, the Board of Directors implemented the stock ownership guidelines, as set forth below.

Stock Ownership Guidelines for

Non-Employee Directors and Executive Committee Members

Position	Stock Ownership Guidelines
Non-Employee Directors	3x annual compensation (not including Chairman’s fees)
Chairman and Chief Executive Officer	5x base salary
President and Chief Operating Officer	4x base salary
Vice Chairman and Senior Vice Presidents	2x base salary
Vice Presidents serving on Executive Committee	1x base salary

Items considered for purposes of meeting the stock ownership guidelines include: Company stock beneficially owned by a non-employee director or Executive Committee member or his or her spouse or dependent children; phantom stock and restricted stock whether or not yet vested; the in-the-money value of vested but unexercised stock options; Company stock acquired upon the exercise of stock options; and common units of Cheniere Energy Partners, L.P. held directly by a non-employee director or Executive Committee member or his or her spouse or dependent children. All non-employee directors and Executive Committee members are expected to be in full compliance with the guidelines within five years of their adoption or within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or Executive Committee member is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Compensation Committee to determine whether an exemption should be granted to the individual in such instances. All of our non-employee directors and Executive Committee members are in compliance with the guidelines.

Accounting and Tax Implications

The shares of phantom stock issued to the Executive Officers as part of the 2007 Incentive Plan and 2008 – 2010 Incentive Plan were granted under the 2003 Plan and are designed to be performance-based to meet the requirements of Section 162(m) of the Internal Revenue Code and to be fully deductible for federal income tax purposes. We began expensing equity awards in 2006 in accordance with FAS 123(R). In general, the accounting rules did not impact the types of equity awards granted to plan participants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

J. Robinson West, Chairman

Keith F. Carney

Paul J. Hoenmans

David B. Kilpatrick

February 15, 2008

SUMMARY COMPENSATION

The following table sets forth the total compensation awarded to, earned by, or paid to our CEO and CFO and our three other most highly compensated executive officers for 2007 and 2006, who are referred to as our “named executive officers” in the following compensation tables. As indicated in more detail below, the Summary Compensation Table also includes the amount being recognized by the Company as compensation expense for stock awards and option awards for financial statement reporting purposes computed in accordance with FAS 123(R) for each of the named executive officers. The amount being recognized as compensation expense for stock awards and options awards does not reflect compensation actually received by the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($) (6)
Charif Souki Chairman and Chief Executive Officer	2007 2006	$577,500 $550,000	— —	$6,832,907 $ 624,750	$4,324,632 $4,104,622	— —	— —	$14,532 $45,819	$11,749,571 $ 5,325,191
Stanley C. Horton(7) President and Chief Operating Officer	2007 2006	$446,318 $425,000	— —	$4,272,876 $ 155,554	$2,066,095 $2,079,341	— —	— —	$14,700 $14,400	$ 6,799,989 $ 2,674,295
Zurab S. Kobiashvili Senior Vice President and General Counsel	2007 2006	$262,500 $250,000	— —	$2,402,511 $ 154,922	$ 825,913 $ 983,364	— —	— —	$14,556 $14,400	$ 3,505,480 $ 1,402,686
Jonathan S. Gross Senior Vice President—Exploration	2007 2006	$262,500 $250,000	— —	$2,448,357 $ 219,818	$ 730,780 $ 730,780	— —	— —	$14,700 $14,400	$ 3,456,337 $ 1,214,998
Don A. Turkleson Senior Vice President and Chief Financial Officer	2007 2006	$262,500 $250,000	— —	$2,448,357 $ 219,818	$ 730,780 $ 730,780	— —	— —	$14,700 $14,400	$ 3,456,337 $ 1,214,998

(1)	This column represents the base salary earned for fiscal years 2007 and 2006, including any amounts invested by the named executive officers in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the Compensation Discussion and Analysis under the heading Benefits.

(2)	The amounts in these columns do not reflect compensation actually received by the named executive officers. Instead, the amounts reflect the compensation expense recognized by the Company in fiscal years 2006 and 2007 for stock awards and option awards, computed in accordance with FAS 123(R). The compensation expense reflects stock awards and option awards granted in and prior to fiscal years 2006 and 2007 and excludes any reduction in value due to potential service-based forfeiture assumptions. Assumptions used in the calculation of the compensation expense is included in footnotes 21 and 19 to the Company’s audited financial statements for each of the fiscal years ended December 31, 2007 and 2006, included in the Company’s Annual Report on Forms 10-K filed with the SEC on February 26, 2008 and February 27, 2007, respectively. The compensation expense does not correspond to the actual value that may be realized by the named executive officers with respect to these awards if and when they vest. The compensation expense recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2007, on an award-by-award basis, for each of the named executive officers is set forth below.

2007 FAS 123(R) Expense on an Award-By-Award Basis

Name	Grant Date	Grant Type	2007 FAS 123(R) Expense
Charif Souki	11/15/2004	Stock Awards	$247,702
	1/3/2006	Stock Awards	$299,996
	1/12/2007	Stock Awards	$739,251
	5/25/2007	Phantom Stock	$5,545,958
			$6,832,907
	3/14/2005	Option Awards	$1,461,564
	3/14/2005	Option Awards	$1,374,500
	3/14/2005	Option Awards	$323,812
	3/10/2006	Option Awards	$1,164,756
			$4,324,632
Stanley C. Horton	1/3/2006	Stock Awards	$155,554
	1/12/2007	Stock Awards	$456,989
	5/25/2007	Phantom Stock	$3,660,333
			$4,272,876
	4/18/2005	Option Awards	$1,166,616
	4/18/2005	Option Awards	$899,479
			$2,066,095
Zurab S. Kobiashvili	11/15/2004	Stock Awards	$42,222
	1/3/2006	Stock Awards	$106,669
	1/12/2007	Stock Awards	$201,617
	5/25/2007	Phantom Stock	$2,052,003
			$2,402,511
	5/10/2004	Option Awards	$42,015
	5/26/2004	Option Awards	$53,118
	3/14/2005	Option Awards	$730,780
			$825,913
Jonathon S. Gross	11/15/2004	Stock Awards	$88,068
	1/3/2006	Stock Awards	$106,669
	1/12/2007	Stock Awards	$201,617
	5/25/2007	Phantom Stock	$2,052,003
			$2,448,357
	3/14/2005	Option Awards	$730,780
Don A. Turkleson	11/15/2004	Stock Awards	$88,068
	1/3/2006	Stock Awards	$106,669
	1/12/2007	Stock Awards	$201,617
	5/25/2007	Phantom Stock	$2,052,003
			$2,448,357
	3/14/2005	Option Awards	$730,780
(3)	The named executive officers did not receive any portion of their annual incentive award in non-equity plan compensation for fiscal years 2007 and 2006.

(4)	The Company does not provide either a pension plan or a nonqualified deferred compensation plan for any of its employees.

(5)	This column represents all other compensation for fiscal years 2007 and 2006 not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan, as set forth below.

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Insurance Premiums ($) (B)	Company Contributions to Retirement and 401(k) Plans ($) (C)	Total ($)
Charif Souki	2007 2006	$13,332 $44,619	$1,200 $1,200	— —	$14,532 $45,819
Stanley C. Horton	2007 2006	— —	$1,200 $1,200	$13,500 $13,200	$14,700 $14,400
Zurab S. Kobiashvili	2007 2006	— —	$1,056 $1,200	$13,500 $13,200	$14,556 $14,400
Jonathan S. Gross	2007 2006	— —	$1,200 $1,200	$13,500 $13,200	$14,700 $14,400
Don A. Turkleson	2007 2006	— —	$1,200 $1,200	$13,500 $13,200	$14,700 $14,400

(A)	For 2007, the amount in this column for Mr. Souki reflects minimal incremental cost to the Company when Mr. Souki’s wife accompanies him on flights that have been chartered for business purposes and the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. For 2006, the amount in this column for Mr. Souki reflects the cost paid by the Company for commercial air travel expenses incurred by Mr. Souki’s wife and for the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. In cases where an executive’s guest occupies a seat on a business trip, we only take into account the incremental cost of providing in-flight catering for that guest in the All Other Compensation column based on applicable SEC rules. The cost of Mr. Souki’s personal use of an assistant was $12,800 and $33,544 for 2007 and 2006, respectively, which is computed as a percent of the total compensation and benefits cost to the Company for the assistant including base salary, bonus and employer-paid benefits.
(B)	The amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $400,000. This benefit is available to all employees of the Company.
(C)	The amounts in this column reflect matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s Retirement Plan. These benefits are available to all employees of the Company.

(6)	The increase in total compensation from 2006 to 2007 for each of the named executive officers is primarily a result of the compensation expense being recognized by the Company for financial statement reporting purposes, computed in accordance with FAS 123(R), for phantom stock grants that were made on May 25, 2007 under the 2007 Incentive Plan and 2008 – 2010 Incentive Plan. The phantom stock grants will become payable if certain stock price hurdles are achieved for each of the 2007 through 2010 performance periods. There is no assurance the named executive officers will realize any value from the phantom stock grants.

(7)	Mr. Horton resigned from the Company effective April 12, 2008.

GRANTS OF PLAN-BASED AWARDS

The following table and narrative text describe the plan-based awards made to the named executive officers during 2007.

Grants of Plan-Based Awards

During the Year Ended December 31, 2007

Name	Grant Date	Date of Compensation Committee Action	Plan	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
				Threshold (#)	Target (#) (1)	Maximum (#)
Charif Souki	01/12/2007	01/05/2007	2003 Plan	—	—	—	82,583	—	—	$2,291,678
	05/25/2007	05/25/2007	2007 Incentive Plan	—	100,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	300,000	—	—	—	—	—
Stanley C. Horton	01/12/2007	01/05/2007	2003 Plan	—	—	—	51,051	—	—	$1,416,665
	05/25/2007	05/25/2007	2007 Incentive Plan	—	66,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	198,000	—	—	—	—	—
Zurab S. Kobiashvili	01/12/2007	01/05/2007	2003 Plan	—	—	—	22,523	—	—	$625,013
	05/25/2007	05/25/2007	2007 Incentive Plan	—	37,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	111,000	—	—	—	—	—
Jonathan S. Gross	01/12/2007	01/05/2007	2003 Plan	—	—	—	22,523	—	—	$625,013
	05/25/2007	05/25/2007	2007 Incentive Plan	—	37,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	111,000	—	—	—	—	—
Don A. Turkleson	01/12/2007	01/05/2007	2003 Plan	—	—	—	22,523	—	—	$625,013
	05/25/2007	05/25/2007	2007 Incentive Plan	—	37,000	—	—	—	—	—
	05/25/2007	05/25/2007	2008-2010 Incentive Plan	—	111,000	—	—	—	—	—

(1)	At the beginning of 2007, the Section 162(m) Subcommittee established the 2007 performance goals, the performance period and the maximum pay-outs for the named executive officers for the 2007 performance period. Subsequently, on May 25, 2007, the Section 162(m) Subcommittee approved the forms of phantom stock grant and the number of shares of phantom stock to be granted to the named executive officers pursuant to the 2007 Incentive Plan and 2008 – 2010 Incentive Plan. This column represents the number of shares of phantom stock granted to each named executive officer under the 2007 Incentive Plan and 2008 – 2010 Incentive Plan on May 25, 2007.

(2)	This column represents the number of shares of restricted stock awarded to each named executive officer as his 2006 incentive award. The shares of restricted stock vest in three equal annual installments beginning one year from the date of grant.

(3)	This column represents the grant date fair value ($27.75) of restricted stock computed in accordance with FAS 123(R). Generally, the grant date fair value is the amount expensed in our financial statements over the vesting schedule of the restricted stock.

Narrative to the Grants of Plan-Based Awards Table

Restricted Stock granted pursuant to the 2003 Stock Incentive Plan

On January 5, 2007, the Compensation Committee determined the named executive officers’ 2006 incentive awards would be paid 100% in shares of restricted stock. The 2006 incentive awards were granted in shares of restricted stock on January 12, 2007, and are reported in the Grants of Plan-Based Awards Table. The number of shares was determined based on the closing price of the Company’s common stock on January 12, 2007 ($27.75), the date of grant, discounted by 25% ($20.81), which resulted in an increase of approximately 33% in the aggregate value of the incentive award. The shares of restricted stock vest in three equal annual installments beginning one year from the date of grant. The discount was applied to all of our employees’ 2006 incentive awards to recognize the inherent risk in holding restricted stock over the three-year vesting period in a company that has a limited operating history. The grant date fair value per share for the restricted stock was $27.75 computed in accordance with FAS 123(R). All of our employees have the right to vote and receive dividends and other distributions on shares of restricted stock granted to them at the same rate as other holders of our common stock. However, the Company does not currently pay dividends on its outstanding shares of common stock. If an employee’s employment or other service is terminated for any reason, any unvested shares of restricted stock will be forfeited to the Company; however, any unvested shares of restricted stock will vest upon death, disability or the termination, resignation or removal of an employee for any reason within one year of a change of control of the Company. The Potential Payments upon Termination or Change in Control table and narrative text describe the potential value the named executive officers would receive upon accelerated vesting of their outstanding equity grants assuming certain triggering events.

Phantom Stock issued pursuant to the 2007 Incentive Plan and 2008 – 2010 Incentive Plan.

On May 25, 2007, the Section 162(m) Subcommittee approved the 2007 Incentive Plan and 2008 – 2010 Incentive Plan pursuant to which each of the named executive officers was granted phantom stock for the respective performance period. The number of shares of phantom stock granted to each named executive officer pursuant to the 2007 Incentive Plan and 2008 – 2010 Incentive Plan is reported in the Grants of Plan-Based Awards Table.

The phantom stock granted pursuant to the 2007 Incentive Plan becomes payable in equal shares of our common stock if a stock price hurdle of $33.57 is met for the period from January 1, 2007 through December 31, 2007. For the 2007 performance period, the stock price hurdle was established at $33.57, because it represented a 15% increase over the final 20-day average closing price of our common stock for the 2006 performance period. On January 11, 2008, the Section 162(m) Subcommittee certified that the stock price hurdle of $33.57 was achieved for the 2007 performance period. Accordingly, the phantom stock granted pursuant to the 2007 Incentive Plan vested and became payable in equal shares of our common stock. On January 18, 2008, Messrs. Souki, Horton, Kobiashvili, Gross and Turkleson received 100,000, 66,000, 37,000, 37,000, 37,000 shares of our common stock, respectively. The Compensation Discussion and Analysis provides a full analysis of the annual incentive award payout for 2007 and the named executive officers’ total compensation (base salary plus the value of annual incentive awards) for 2007.

One-third of the phantom stock granted pursuant to the 2008 – 2010 Incentive Plan becomes payable in equal shares of our common stock if a stock price hurdle of $42.00 is met for the performance period from January 1, 2008 through December 31, 2008, a stock price hurdle of $50.00 is met for the performance period from January 1, 2009 through December 31, 2009, and a stock price hurdle of $60.00 is met for the performance period from January 1, 2010 through December 31, 2010. The achievement of the stock price hurdles is calculated by averaging the closing price of our common stock for the last 20 trading days of the respective performance period. The stock price hurdle for 2008 represents a 25% increase over the 2007 stock price hurdle and the stock price hurdles for 2009 and 2010 represent a 20% increase over each of the prior year’s stock price hurdles. If the stock price hurdle is not met for the applicable performance period, the phantom stock for the applicable performance period will not become payable; however, any shares of phantom stock not payable for an applicable performance period may be payable for any future performance period provided the stock price hurdle applicable to such future performance period is achieved. Notwithstanding the foregoing, no shares of phantom stock will be payable for a stock price hurdle achieved after the end of the 2010 performance period.

At the Section 162(m) Subcommittee’s sole discretion, the named executive officers may receive cash in lieu of common stock for all or a portion of the phantom stock. The named executive officers will only become entitled to receive shares of Company common stock if they are employed by the Company or a subsidiary on the date of the Section 162(m) Subcommittee’s certification that the applicable stock price hurdle has been achieved, or earlier, on the date of a change of control of the Company. The named executive officers will be paid within 10 business days following such certification of achievement of the stock price hurdle. In the event of a change of control of the Company, as defined in the 2003 Plan, phantom stock will be payable if, as applicable, (i) the consideration to be paid to stockholders for each share of our common stock in connection with such change of control is equal to or exceeds the applicable stock price hurdle or (ii) the closing price of our common stock as reported on the AMEX on the effective date of such change of control is equal to or exceeds the applicable stock price hurdle. If a named executive officer’s employment with the Company is terminated for any reason, any phantom stock that is not payable on the date of such termination will be automatically forfeited to the Company.

Cash Pool

In addition to the phantom shares that were granted under the 2008 – 2010 Incentive Plan, the named executive officers are eligible to receive a cash bonus for the 2008, 2009 and 2010 performance periods. The Section 162(m) Subcommittee, in its sole discretion, may fund a cash pool for the 2008, 2009 and 2010 performance periods if the Company’s EBTD for the respective fiscal year, taking into account any bonus accruals, is greater than 75% of the budget approved by the Board for the year. The cash pool for each year will be funded in an amount equal to 3% of EBTD and will be allocated among the participants. No later than 90 days after the beginning of 2008, 2009 and 2010, the Section 162(m) Subcommittee will approve the amount of the cash pool that may be allocated to each of the participants following the end of the respective performance period. The percentage of the cash pool that may be allocated to each of the named executive officers for the 2008 performance period is discussed in more detail in the Compensation Discussion and Analysis under the heading 2008 – 2010 Incentive Compensation Plan.

OUTSTANDING EQUITY AWARDS

The following table reflects the number of securities underlying unexercised stock options held by the named executive officers as of December 31, 2007, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value or payout value of shares of unvested restricted stock and phantom stock held by the named executive officers as of December 31, 2007.

Outstanding Equity Awards at December 31, 2007

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	Exercisable		Unexercisable
Charif Souki	—		400,000	(2)	—	$36.25	03/14/2015	15,910 (6)	$519,302	400,000	(8)	$13,056,000
	—		400,000	(2)	—	$60.00	03/14/2015	82,583 (7)	$2,695,509	—		—
	—		100,000	(2)	—	$90.00	03/14/2015	—	—	—		—
	—		300,000	(3)	—	$90.00	03/10/2016	—	—	—		—
Stanley C. Horton	150,000	(4)	150,000	(4)	—	$29.25	04/18/2015	8,250 (6)	$269,280	264,000	(8)	$8,616,960
	—		300,000	(5)	—	$29.25	04/18/2015	51,051 (7)	$1,666,305	—		—
Zurab S. Kobiashvili	—		200,000	(2)	—	$36.25	03/14/2015	5,657 (6)	$184,644	148,000	(8)	$4,830,720
	—		—		—	—	—	22,523 (7)	$735,151	—		—
Jonathan S. Gross	—		200,000	(2)	—	$36.25	03/14/2015	5,657 (6)	$184,644	148,000	(8)	$4,830,720
	—		—		—	—	—	22,523 (7)	$735,151	—		—
Don A. Turkleson	—		200,000	(2)	—	$36.25	03/14/2015	5,657 (6)	$184,644	148,000	(8)	$4,830,720
	—		—		—	—	—	22,523 (7)	$735,151	—		—

(1)	The values represented in these columns have been calculated by multiplying $32.64, the closing price of our common stock on December 31, 2007, by the number of shares of restricted stock or phantom stock.

(2)	On March 14, 2005, the Compensation Committee granted stock options to each of the named executive officers in an effort to encourage retention at a crucial stage in developing our business. The stock options vest equally on March 14, 2009, 2010 and 2011. With the exception of Mr. Souki’s grant, the exercise price of each of the grants to the named executive officers was set at the closing price ($36.25) of our common stock on the date of grant. Mr. Souki’s retention grant consisted of three tranches of stock options with escalating exercise prices. The first tranche of 400,000 stock options has an exercise price of $36.25 (the closing price on the date of grant), the next tranche of 400,000 stock options has an exercise price of $60.00 and the final tranche of 100,000 stock options has an exercise price of $90.00.

(3)	The size of Mr. Souki’s retention grant on March 14, 2005, was greater than could be awarded to an individual in any one calendar year under the 2003 Plan. Therefore, on March 10, 2006, the Section 162(m) Subcommittee approved that portion of Mr. Souki’s retention grant that could not be awarded in 2005, which consisted of 300,000 stock options with an exercise price of $90.00 per share. The closing price of our common stock on March 10, 2006 was $40.45. The stock options granted to Mr. Souki on March 10, 2006 vest equally on March 10, 2010, 2011 and 2012.

(4)	These stock options were granted to Mr. Horton when he joined the Company on April 18, 2005, and vest equally in four annual installments beginning one year from the date of grant, with remaining vesting dates on April 18, 2008 and 2009.

(5)	When he joined the Company on April 18, 2005, Mr. Horton was granted a stock option retention grant similar to the grant made to the other named executive officers on March 14, 2005. The exercise price of $29.25 was set at the closing price of our common stock on the date of grant. Mr. Horton’s stock options vest equally on April 18, 2009, 2010 and 2011.

(6)	These are shares of restricted stock that were granted on January 3, 2006 as part of the named executive officers’ 2005 incentive award and vest equally in three annual installments beginning one year from the date of grant, with remaining vesting dates on January 3, 2008 and 2009.

(7)	These are shares of restricted stock that were granted on January 12, 2007 as the named executive officers’ 2006 incentive award, and vest equally in three annual installments beginning one year from the date of grant on January 12, 2008, 2009 and 2010.

(8)	These are shares of phantom stock granted on May 25, 2007, pursuant to the 2007 Incentive Plan and 2008 – 2010 Incentive Plan. The phantom stock granted pursuant to the 2007 Incentive Plan vested and became payable in equal shares of our common stock as a result of the stock price hurdle of $33.57 being achieved for the performance period from January 1, 2007 through December 31, 2007. On January 18, 2008, Messrs. Souki, Horton, Kobiashvili, Gross and Turkleson received 100,000, 66,000, 37,000, 37,000, 37,000 shares of our common stock, respectively. The remaining shares of phantom stock were granted pursuant to the 2008 – 2010 Incentive Plan. One-third of the remaining shares of phantom stock become payable in equal shares of our common stock if a stock price hurdle of $42.00 is met for the performance period from January 1, 2008 through December 31, 2008, a stock price hurdle of $50.00 is met for the performance period from January 1, 2009 through December 31, 2009 and a stock price hurdle of $60.00 is met for the performance period from January 1, 2010 through December 31, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the stock options exercised by the Company’s named executive officers during 2007 and their restricted stock that vested during 2007. The number of securities for which stock options were exercised (if any) and the aggregate dollar value realized upon the exercise of such stock options is reflected in the table. The number of shares of restricted stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock is also reflected in the table.

Option Exercises and Stock Vested

During Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Charif Souki	—	—	21,484	$742,705
Stanley C. Horton	—	—	4,125	$115,459
Zurab S. Kobiashvili	66,665	$2,136,447	5,135	$167,826
Jonathan S. Gross	—	—	7,639	$264,080
Don A. Turkleson	—	—	7,639	$264,080

(1)	The value in this column for stock options has been calculated by determining the difference between the per share fair market value of the underlying shares on the date of exercise and the exercise price of the stock options.

(2)	The value in this column for restricted stock has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative text describe the potential value the named executive officers would receive upon accelerated vesting of their outstanding equity grants assuming certain triggering events occurred on December 31, 2007. The value shown in the table assumes a December 31, 2007 termination date and uses the closing price of our common stock of $32.64, as reported on the AMEX on December 31, 2007. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such executive leaves the Company.

Potential Payments upon Termination or Change of Control Assuming Termination Event Occurs on December 31, 2007

Name	Date of Grant	Number of Unvested Stock Options		Number of Unvested Restricted Shares		Number of Unvested Phantom Stock		Benefit	Termination Without Cause ($)	Termination with Good Reason ($)	Immediately upon Change in Control ($)	Termination, Resignation or Removal w/in One Year of Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)
Charif Souki	3/14/2005 & 3/10/2006	1,200,000	(1), (2)	—		—		Vesting	—	—	—	$0	—	$0
	1/3/2006	—		15,910	(3)	—		Vesting	$519,302	$519,302	—	$519,302	—	$519,302
	1/12/2007	—		82,583	(4)	—		Vesting	—	—	—	$2,695,509	—	$2,695,509
	5/25/2007	—		—		400,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$519,302	$519,302	$0	$3,214,811	$0	$3,214,811
Stanley C. Horton	4/18/2005	450,000	(2)	—		—		Vesting	—	—	—	$1,525,500	—	$1,525,500
	1/3/2006	—		8,250	(3)	—		Vesting	$269,280	$269,280	—	$269,280	—	$269,280
	1/12/2007	—		51,051	(4)	—		Vesting	—	—	—	$1,666,305	—	$1,666,305
	5/25/2007	—		—		264,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$269,280	$269,280	$0	$3,461,085	$0	$3,461,085
Zurab S. Kobiashvili	3/14/2005	200,000	(2)	—		—		Vesting	—	—	—	$0	—	$0
	1/3/2006	—		5,657	(3)	—		Vesting	$184,644	$184,644	—	$184,644	—	$184,644
	1/12/2007	—		22,523	(4)	—		Vesting	—	—	—	$735,151	—	$735,151
	5/25/2007	—		—		148,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$184,644	$184,644	$0	$919,795	$0	$919,795
Jonathan S. Gross	3/14/2005	200,000	(2)	—		—		Vesting	—	—	—	$0	—	$0
	1/3/2006	—		5,657	(3)	—		Vesting	$184,644	$184,644	—	$184,644	—	$184,644
	1/12/2007	—		22,523	(4)	—		Vesting	—	—	—	$735,151	—	$735,151
	5/25/2007	—		—		148,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$184,644	$184,644	$0	$919,795	$0	$919,795
Don A. Turkleson	3/14/2005	200,000	(2)	—		—		Vesting	—	—	—	$0	—	$0
	1/3/2006	—		5,657	(3)	—		Vesting	$184,644	$184,644	—	$184,644	—	$184,644
	1/12/2007	—		22,523	(4)	—		Vesting	—	—	—	$735,151	—	$735,151
	5/25/2007	—		—		148,000	(5)	Vesting	—	—	$0	—	—	—
Total Potential Payment Upon Termination or Change in Control									$184,644	$184,644	$0	$919,795	$0	$919,795

(1)	Mr. Souki’s stock option awards provide that vesting may be accelerated by approval of the Board of a successor to Mr. Souki as CEO, but no earlier than March 14, 2008.
(2)	These stock option awards provide for accelerated vesting upon (i) death or disability or (ii) termination, removal or resignation for any reason within one year from the effective date of a change of control of the Company. However, as of December 31, 2007, Messrs. Souki, Kobiashvili, Gross and Turkleson would have received no additional value because all of their unvested stock options were out-of-the-money. Mr. Horton’s stock options have an exercise price of $29.25 and were in-the money on December 31, 2007.
(3)	These restricted stock awards provide for accelerated vesting upon (i) termination without cause; (ii) termination with good reason; (iii) death or disability; or (iv) termination, resignation or removal for any reason within one year from the effective date of a change of control of the Company.
(4)	These restricted stock awards provide for accelerated vesting upon (i) death or disability; or (ii) termination, removal or resignation for any reason within one year from the effective date of a change of control of the Company.
(5)	In the event of a change of control of the Company, the phantom stock grants become payable if the closing price of our common stock on the effective date of such change of control is equal to or exceeds the applicable stock price hurdle that has been set for the phantom stock grants to become payable. Assuming a change of control had occurred on December 31, 2007, none of the phantom stock issued under the 2007 Incentive Plan or 2008—2010 Incentive Plan would have become payable.

Narrative to the Potential Payments upon Termination or Change of Control

As of December 31, 2007, the Company had not entered into any employment, change of control or severance agreements with any of the named executive officers. However, a number of the named executive officers’ equity grants provide for accelerated vesting upon various termination events, as described in more detail below.

Stock Options and Restricted Stock Awards

The terms of restricted stock awards granted to the named executive officers prior to January 2007 provide for accelerated vesting in all circumstances permitted by the 2003 Plan. The 2003 Plan provides for accelerated vesting upon (i) termination without cause; (ii) termination with “good reason;” (iii) death or disability; or (iv) termination, resignation or removal for any reason within one year from the effective date of a “change of control” of the Company. The terms of restricted stock awards granted to the named executive officers beginning in 2007 and all of the stock options granted to the named executive officers provide for accelerated vesting in the event of (i) death or disability, or (ii) termination, removal or resignation for any reason within one year from the effective date of a change of control of the Company.

Prior to 2007, we believed that it was necessary for earlier grants of equity to the named executive officers to provide for accelerated vesting in all events permitted by the 2003 Plan so that we could recruit top executive talent and protect our executives from the risks associated with joining a company that has a limited operating history. The terms of the current equity grants, including all of the named executive officers’ stock options, have been changed based on market data to provide for accelerated vesting only in the event of death, disability or termination within one year of a change of control of the company. We believe accelerated vesting upon termination within one year of a change of control is important in order to attract and retain senior officers and compensate them for the risks associated with joining a company that has a limited operating history.

Pursuant to the 2003 Plan, a “good reason” termination will occur, assuming the Company fails to cure such circumstances within thirty days after receipt of notice of the good reason termination, upon the named executive officer’s termination of employment due to one of the following events: (a) the removal from or failure to re-elect the officer to the position in which the officer last served; (b) assignment of duties, responsibilities, or reporting requirements that are inconsistent with the officer’s position or material diminishment of the officer’s duties, responsibilities or status; (c) a material reduction in the officer’s compensation or benefits; or (d) a change in the Company’s principal place of business to a location more than 50 miles from downtown Houston. The 2003 Plan provides generally that a “change of control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of our common stock; (ii) the consummation of any merger, reorganization, business combination, consolidation of the Company or one of our subsidiaries with or into any other company, or sale or disposition by the Company of all or substantially all of our assets (other than a transaction in which the same stockholders before the transaction own 50% of the outstanding common stock after the transaction is complete); or (iii) a majority of the current members of the Board of Directors or their approved successors cease to be our directors.

Phantom Stock Awards

The terms of the phantom stock grants under the 2007 Incentive Plan and 2008 – 2010 Incentive Plan provide that in the event of a change of control of the Company, phantom stock will be payable if, as applicable, (i) the consideration to be paid to stockholders for each share of our common stock in connection with such change of control is equal to or exceeds the applicable stock price hurdle or (ii) the closing price of our common stock as reported on the AMEX on the effective date of such change of control is equal to or exceeds the applicable stock price hurdle that had been set for the phantom stock grants to become payable. We believe accelerated vesting of the phantom stock in the event of a change of control of the Company is equitable because senior management will have been primarily responsible for obtaining the value of our common stock at or above the applicable stock price hurdles. If a named executive officer’s employment with the Company is terminated for any reason, any phantom stock that is not payable on the date of such termination will be automatically forfeited to the Company. The stock price hurdles for the phantom stock granted under the 2007 Incentive Plan and 2008 – 2010 Incentive Plan were set at $33.57 for 2007, $42.00 for 2008, $50.00 for 2009 and $60.00 for 2010. The closing price of our common stock on December 31, 2007 was $32.64. Therefore, assuming a change of control had occurred on December 31, 2007, none of the phantom stock issued under the 2007 Incentive Plan or 2008 – 2010 Incentive Plan would have become payable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve all transactions or series of related financial transactions, arrangements or relationships between the Company and any related party, if the amount involved exceeds $120,000.

In 2005, the Board of Directors unanimously approved the terms of a charter letter provided by an unrelated third-party entity, Western Airways, Inc., specifying the terms under which it would provide for charter to the Company a Challenger 600 aircraft. One of the Challenger 600 aircraft which may be provided for such services is owned by Bramblebush, LLC (“Bramblebush”). Bramblebush is owned and/or controlled by the Company’s Chairman of the Board and Chief Executive Officer, Charif Souki. The Company’s Code of Business Conduct and Ethics prohibits potential conflicts of interest. Upon the recommendation of the Audit Committee, which determined that the terms of the charter letter are fair to and in the best interests of the Company, the Board granted an exception under the Company’s Code of Business Conduct and Ethics in order to permit the Company to charter the Challenger 600 aircraft.

In December 2003, Cheniere LNG Services, Inc. (“Cheniere LNG”), a wholly-owned subsidiary of the Company, entered into a shareholders’ agreement with J & S Group S.A. (which subsequently assigned the agreement to Mercuria Energy Holding B.V., formerly J & S Energy Holding B.V.) regarding the ownership and operation of J & S Cheniere S.A. (“J&S”). Investors Administration Services Ltd. (“IAS”), which is owned or controlled by Karim Souki, the brother of Charif Souki, had a consulting agreement which was terminated in February 2007 with J&S which required IAS to assist J&S in managing its affairs. IAS received an annual fee of $250,000 plus any applicable taxes for services rendered. In January 2004, J&S paid the Company $1 million for an option to acquire LNG regasification capacity at each of the Company’s Sabine Pass and Corpus Christi LNG receiving terminals. In December 2007, Cheniere acquired 100% ownership in J&S.

In September 2007, the Audit Committee retained independent counsel and approved the Company entering into a consulting agreement with Karim Souki, the brother of Charif Souki, to provide services to the Company’s U.K. office. The consulting agreement includes an initial payment of £85,000 and monthly payments of £14,167. The consulting agreement is for twelve months and is renewable for twelve week periods. Karim Souki is also eligible, at the discretion of the Compensation Committee, to receive annual incentive awards based on the same calculation as the Company’s LNG and natural gas marketing employees. On January 18, 2008, Karim Souki received a 2007 incentive award, which was paid to him in cash in the amount of £78,627 and in 8,488 shares of restricted stock of the Company. The shares of restricted stock vest in three equal annual installments beginning one year from the date of grant. On February 26, 2008, the Audit Committee increased the monthly payments under the consulting agreement to £14,734 effective January 16, 2008.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and AMEX reports on ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended December 31, 2007, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were met on a timely basis.

Stockholder Proposals

Management anticipates that the Company’s 2009 annual stockholders’ meeting will be held during June 2009. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2009 annual stockholders’ meeting must submit the proposal to the Company on or before December 22, 2008. Any such proposals should be timely sent to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2009 proxy materials. Furthermore, proposals by stockholders may be considered untimely if the Company has not received notice of the proposal at least forty-five days prior to the mailing of the proxy materials.

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Availability of Documents

The Company is including with this Proxy Statement a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which has been filed with the SEC and is incorporated in this Proxy Statement by reference. The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting and future stockholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting can also be obtained by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/corporate/2008_annual_meeting.shtml.

By Order of the Board of Directors,

Anne V. Vaughan
Corporate Secretary

April 28, 2008

Exhibits:

A: Amendment No. 3 to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan

Exhibit A

CHENIERE ENERGY, INC.

AMENDED AND RESTATED

2003 STOCK INCENTIVE PLAN

AMENDMENT NO. 3

WHEREAS, the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) and the stockholders of the Company (the “Stockholders”) previously adopted and approved the Amended and Restated Cheniere Energy, Inc. 2003 Stock Incentive Plan (the “Restated Plan”); and

WHEREAS, the Board and the Stockholders previously adopted and approved Amendment No. 1 to the Restated Plan and the Board previously adopted and approved Amendment No. 2 to the Restated Plan (Amendment Nos. 1 and 2 collectively with the Restated Plan, the “Current Plan”); and

WHEREAS, the Board has determined that it would be in the best interests of the Company to further amend the Current Plan;

NOW, THEREFORE, the Current Plan hereby is amended, effective on the date of approval by the Stockholders, as follows:

1.	Section 1.2 of the Current Plan is amended by restating the second sentence thereof in its entirety to read as follows:

No one Participant shall be granted Awards under the Plan during any calendar year covering or relating to more than 1,000,000 shares of Common Stock.

2.	Section 1.8 of the Current Plan is amended by restating the definitions of “Covered Employee” and “Phantom Shares” contained therein to read as follows:

“Covered Employee” shall mean the Chief Executive Officer of the Company and each other officer of the Company that is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to Awards, including, if applicable, by reason of formal interpretations issued by the Internal Revenue Service.

“Phantom Stock” means an Award of the right to receive a specified number of shares of Common Stock or cash equal to the Fair Market Value of a specified number of shares of Common Stock at the end of a Restricted Period or the last day of a specified deferral period which is granted pursuant to Article VI of the Plan.

3.	Article I of the Current Plan is amended by adding a new Section 1.9 to the end thereof to read as follows:

1.9 Limitation on Individual Cash Awards. In addition to the limitation on individual stock and stock-related Awards contained in Section 1.2 of the Plan, no individual shall receive payments for cash Awards under the Plan during any calendar year aggregating in excess of $10,000,000. The preceding limitation, as well as the limitation on stock and stock-related awards contained in Section 1.2 of the Plan, shall be applied in a manner which will permit compensation generated under the Plan, where appropriate, to constitute “performance-based” compensation for purposes of Section 162(m) of the Code.

4.	Section 6.2 of the Current Plan is amended by restating the first clause thereof in its entirety to read as follows:

The Committee is authorized to grant Phantom Stock Awards to Employees, Consultants and Non-Employee Directors, which are rights to receive a specified number of shares of Common Stock

A-1

or cash equal to the Fair Market Value of a specified number of shares of Common Stock at the end of a Restricted Period or on the last day of a specified deferral period, subject to the following terms and conditions:

5.	Section 8.2(b) of the Current Plan is amended by restatement in its entirety to read as follows:

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) increase in revenues; (C) increase in cash flow; (D) increase in cash flow return; (E) return on net assets; (F) return on assets; (G) return on investment; (H) return on equity; (I) economic value added; (J) gross margin; (K) net income; (L) pretax earnings; (M) pretax earnings before interest, depreciation and amortization; (N) earnings before taxes and depreciation; (O) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (P) operating income; (Q) stock price measures (including growth measures and total stockholder return); (R) price per share of Common Stock; (S) debt reduction; and (T) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

6.	Except as modified herein, the Plan is hereby specifically ratified and affirmed.

This Amendment No. 3 to the Current Plan is adopted by the Company effective as of the                  day of                     , 2008.

CHENIERE ENERGY, INC.

By:

A-2

CHENIERE ENERGY, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

ê  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ê

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.
1. Election of Directors:	01 - Charif Souki	02 - Walter L. Williams	03 - Keith F. Camey
+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of Amendment No. 3 to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan.	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2008.	☐	☐	☐
4.	In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

■	1UPX 0 1 7 5 1 5 2	+

ê  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

Proxy — CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2008

The undersigned hereby appoints Charif Souki, Don A. Turkleson and Anne V. Vaughan, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002 on Friday, June 13, 2008 at 9:00 a.m., Houston, Texas time, and at any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR EACH OF THE PROPOSALS IDENTIFIED IN ITEMS 2 THROUGH 4.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(To be Voted and Signed on Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!